UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )
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Preliminary Proxy Statement

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Definitive Proxy Statement

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Soliciting Material Pursuant to §240.14a-12

SIMMONS FIRST NATIONAL CORPORATION
(Name of Registrant as Specified In Its Charter)

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NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS
(as distributed on February 16, 2018)
TO THE SHAREHOLDERS OF SIMMONS FIRST NATIONAL CORPORATION:
NOTICE IS HEREBY GIVEN that the annual meeting of the shareholders of Simmons First National Corporation (“Company”) will be held in the Ryburn Community Room of the Company’s Pine Bluff, Arkansas, headquarters (501 Main St., Pine Bluff, Arkansas, 71601) at 8:30 A.M., on Thursday, April 19, 2018, for the following purposes:
1.
To fix at 15 the number of directors to be elected at the meeting;

2.
To elect 15 persons as directors to serve until the next annual shareholders’ meeting and until their successors have been duly elected and qualified;

3.
To consider adoption of a non-binding resolution approving the compensation of the named executive officers of the Company;

4.
To consider ratification of the Audit Committee’s selection of the accounting firm of BKD, LLP as independent auditors of the Company and its subsidiaries for the year ending December 31, 2018;

5.
To consider an amendment to the Articles of Incorporation to increase the number of authorized shares of Class A, $0.01 par value, Common Stock of the Company from 120,000,000 to 175,000,000; and

6.
To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only shareholders of record at the close of business on February 14, 2018, will be entitled to vote at the meeting.
BY ORDER OF THE BOARD OF DIRECTORS:
Patrick A. Burrow, Secretary
Pine Bluff, Arkansas
February 16, 2018

ANNUAL MEETING OF SHAREHOLDERS
SIMMONS FIRST NATIONAL CORPORATION
P. O. Box 7009
Pine Bluff, Arkansas 71611
PROXY STATEMENT
Meeting to be held on April 19, 2018
Proxy and Proxy Statement furnished on or about March 14, 2018
The enclosed proxy is solicited on behalf of the Board of Directors (“Board”) of Simmons First National Corporation (“Company”) for use at the annual meeting of the shareholders of the Company to be held on Thursday, April 19, 2018, at 8:30 a.m. Central Time, in the Ryburn Community Room of the Company’s Pine Bluff, Arkansas, principal executive offices (501 Main St., Pine Bluff, Arkansas, 71601) or at any adjournment or adjournments thereof. When such proxy is properly executed and returned, the shares represented by it will be voted at the meeting in accordance with any directions noted thereon, or if no direction is indicated, will be voted “For” Proposals 1, 2, 3, 4, and 5.
REVOCABILITY OF PROXY
Any shareholder giving a proxy has the power to revoke it at any time before it is voted.
COSTS AND METHOD OF SOLICITATION
The costs of soliciting proxies will be borne by the Company. In addition to the use of the mails, solicitation may be made by employees of the Company by telephone, electronic communications and personal interview. These persons will receive no compensation other than their regular salaries, but they will be reimbursed by the Company for their actual expenses incurred in such solicitations.
OUTSTANDING SECURITIES AND VOTING RIGHTS
At the meeting, holders of the $0.01 par value Class A common stock (the “Common Stock”) of the Company will be entitled to one vote, in person or by proxy, for each share of the Common Stock owned of record as of the close of business on February 14, 2018. On that date, the Company had 92,192,732 shares of the Common Stock outstanding and entitled to vote at the meeting. 2,946,664 of such shares were held by the trust division of Simmons Bank (“Bank”) in a fiduciary capacity, of which 142,250 shares cannot be voted by the Bank at the meeting.
All actions requiring a vote of the shareholders must be taken at a meeting at which a quorum is present in person or by proxy. A quorum consists of a majority of the outstanding shares entitled to vote upon a matter. With respect to Proposals 1, 3, 4, and 5, approval requires that the votes cast “for” the proposal exceed the votes cast “against” it.
To be elected in an “uncontested election,” which is an election in which the number of nominees for director is less than or equal to the number of directors to be elected, a nominee for director must receive a majority of the votes cast by the shares present in person or represented by proxy at the meeting and entitled to vote thereon. To be elected in a “contested election,” which is an election in which the number of nominees for director is greater than the number of directors to be elected, a nominee for director must receive a plurality of the votes cast by the shares present in person or represented by proxy at the meeting and entitled to vote thereon. All proxies submitted will be tabulated by Computershare, the transfer agent for the Common Stock.
With respect to the election of directors, a shareholder may withhold authority to vote for a particular nominee by checking the “withhold” box by the nominee’s name where it appears on the enclosed proxy card. In an uncontested election, withholding authority for a nominee will have the effect of voting against such nominee. The enclosed proxy card also provides a method for shareholders to abstain from voting on each other matter presented. By abstaining with respect to Proposals 1, 3, 4, or 5, shares will not be voted either for or against the subject proposals, but will be counted for quorum purposes. Abstentions, therefore, will not affect the outcome of the vote on any of the proposals being voted upon. While there may be instances in which a shareholder may wish to abstain from voting on any particular matter, the Board encourages all shareholders to vote their shares in their best judgment and to participate in the voting process to the fullest extent possible.
If your shares are held in a brokerage account or by another nominee, you are considered the “beneficial owner” of shares held in “street name,” and these proxy materials have been forwarded to you by your broker or nominee (the “record holder”) along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee has not received voting instructions from the beneficial owner and does not have discretionary voting power with respect to that item. Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, and regulatory rules of Financial Industry Regulatory Authority and New York Stock Exchange, brokers or other nominees may not exercise discretionary voting power on the election of directors, executive compensation or other significant matters as determined by the Securities and Exchange Commission. While brokers or other nominees might still be permitted to exercise discretionary voting power for Proposal 4 (the ratification of BKD, LLP as our independent auditor), brokers and other nominees may not exercise discretionary voting power for Proposals 1 through 3 (number of directors, election of directors and approval of executive compensation) or Proposal 5 (approval of increase in authorized shares). Due to the broad and indefinite scope of the discretionary voting prohibition, it is not expected that brokers or other nominees will attempt to exercise any discretionary voting power. As a result, if you do not provide specific voting instructions to your record holder, the record holder may not vote the shares on Proposals 1 through 3 or Proposal 5. Accordingly, it is particularly important that you provide voting instructions to your broker or other nominee so that your shares may be voted on the matters presented at the Annual Meeting.
If your shares are treated as a broker non-vote, your shares will be counted in the number of shares represented for purposes of determining whether a quorum is present. However, broker non-votes will not be included in vote totals (neither for nor against) and therefore will not affect the outcome of the vote on any of the proposals being voted upon.
In the event a shareholder executes the proxy but does not mark the ballot to vote (or abstain) on any one or more of the proposals, the proxy will be voted “For” Proposals 1, 2, 3, 4, and 5. Further, if any matter, other than the matters shown on the proxy, is properly presented at the meeting which may be acted upon without special notice under Arkansas law, the proxy solicited hereby confers discretionary authority to the named proxies to vote in their sole discretion with respect to such matters, as well as other matters incident to the conduct of the meeting. On the date of the mailing of this Proxy Statement, the Board has no knowledge of any such other matter which will come before the meeting.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table sets forth all persons known to management who own, beneficially or of record, more than 5% of the outstanding Common Stock, the number of shares owned by the named executive officers in the Summary Compensation Table and by all directors and executive officers as a group.
Name and Address of Beneficial Owner	Shares Owned Beneficially(a)	Percent of Class
BlackRock, Inc.(b) 40 East 52nd Street New York, New York 10022	10,445,476	11.40%
The Vanguard Group(c) 100 Vanguard Blvd. Malvern, PA 19355	7,389,146	8.03%
Dimensional Fund Advisors LP(d) Building One 6200 Bee Cave Road Austin, TX 78746	4,674,730	5.08%

Name and Address of Beneficial Owner	Shares Owned Beneficially(a)	Percent of Class
George A. Makris Jr.(e)	529,728	*
Robert A. Fehlman(f)	174,534	*
Marty D. Casteel(g)	212,282	*
Mark W. Funke(h)	129,650	*
Paul D. Kanneman	5,536	*
All directors and officers as a group (28 persons)	2,543,894	2.76%

*
The shares beneficially owned represent less than 1% of the outstanding common shares.

(a)
Under the applicable rules, “beneficial ownership” of a security means, directly or indirectly, through any contract, relationship, arrangement, undertaking or otherwise, having or sharing voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Unless otherwise indicated, each beneficial owner named has sole voting and investment power with respect to the shares identified.

(b)
These shares may be owned by one or more of the following entities controlled by BlackRock, Inc.: BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Asset Management Ireland Limited, BlackRock Investment Management UK Limited, BlackRock Asset Management Canada Limited, BlackRock Netherlands B.V., BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, and BlackRock Investment Management, LLC.

(c)
These shares may be owned by one or more of the following entities controlled by The Vanguard Group, Inc.: The Vanguard Group, Inc., Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd.

(d)
These shares may be owned by investment companies, commingled funds, group, trusts, and separate accounts for which Dimensional Fund Advisors LP serves as investment adviser, sub-adviser, and/or manager.

(e)
Mr. Makris owned of record 125,042 shares; 210,766 shares are held jointly with his spouse; 8,234 shares are held in his IRA; 9,500 shares are held in his wife’s IRA, 3,742 shares held in a trust for his benefit, 1,016 shares were held in his account in the Company’s 401(k) Plan; 1,796 shares were held in his account in SFNC Employee Stock Purchase Plan and 169,632 shares were deemed held through exercisable stock options.

(f)
Mr. Fehlman owned of record 76,336 shares; 15,272 shares were held in his fully vested account in the Company’s 401(k) Plan; 1,266 shares were held in his account in SFNC Employee Stock Purchase Plan and 81,660 shares were deemed held through exercisable stock options.

(g)
Mr. Casteel owned of record 95,696 shares; 8,256 shares were owned jointly with his wife; 22,434 shares were held in his fully vested account in the Company’s 401(k) Plan; 4,576 shares were held in his account in SFNC Employee Stock Purchase Plan and 81,320 shares were deemed held through exercisable stock options.

(h)
Mr. Funke owned of record 116,380 shares; and 13,270 shares are held in his IRA.

PROPOSAL 1 — FIX THE NUMBER OF DIRECTORS
At the 2017 annual shareholders’ meeting, the number of directors was set at thirteen (13), and the thirteen (13) nominees were elected. The number of directors was subsequently adjusted, and as of December 31, 2017, the Board consisted of fifteen (15) members. The Board has considered the number of directors that should serve on the Board for the ensuing year and has set the number of directors to be elected at the annual meeting at fifteen (15). The Board is presenting its decision to set the number of directors to be elected to the Board at the annual meeting at fifteen (15) to the shareholders for ratification.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL 1 TO RATIFY THE ACTION OF THE BOARD TO FIX THE NUMBER OF DIRECTORS AT FIIFTEEN (15).
PROPOSAL 2 — ELECTION OF DIRECTORS
Each of the persons named below is presently serving as a director of the Company for a term which ends on April 19, 2018, or such other date upon which a successor is duly elected and qualified. The Board has evaluated the independence of each director serving on the Board and its Committees under applicable law and regulations and the listing standards of the NASDAQ. The table below summarizes the findings of the Board:
Name	Board of Directors	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee	Risk Committee
Jay D. Burchfield	Independent	Independent	Independent	*	Independent
William E. Clark, II	Independent	*	*	*	*
Steven A. Cossé	Independent	Independent	Independent	Independent	Independent
Mark C. Doramus	Independent	*	Independent	*	Independent
Edward Drilling	Independent	Independent	*	*	Independent
Eugene Hunt	Independent	Independent	*	*	Independent
Jerry Hunter	Independent	*	Independent	Independent	*
Christopher R. Kirkland	Independent	*	*	*	*
Susan Lanigan	Independent	*	Independent	Independent	*
W. Scott McGeorge	Independent	Independent	Independent	*	Independent
George A. Makris, Jr.	Not Independent	*	*	*	*
Tom Purvis	Independent	*	*	*	*
Robert L. Shoptaw	Independent	Independent	Independent	Independent	Independent
Russell W. Teubner	Independent	*	*	Independent	Independent
Mindy West	Independent	Independent	Independent	*	*

*
The director is not a member of the Committee.

The proxies hereby solicited will be voted for the election of the nominees shown below, as directors, to serve until the next annual meeting of the shareholders and until their successors are duly elected and qualified, unless otherwise designated in the proxy. If at the time of the meeting any of the nominees should be unable or unwilling to serve, the discretionary authority granted in the proxy will be exercised to vote for the election of a substitute or substitutes. Management has no reason to believe that any substitute nominee or nominees will be required.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR ALL OF THE BELOW-NAMED NOMINEES FOR ELECTION TO THE BOARD.
Jay Burchfield
Mr. Burchfield, 71, was appointed to the Board in 2015. He is the retired Chairman of Ozark Trust and Investment Corporation and its subsidiary company, Trust Company of the Ozarks. His career has spanned over 40 years, primarily in the banking and financial services industry. Mr. Burchfield formerly served as an Advisory Director of Liberty Bancshares, Inc., which was acquired by the Company in February 2015.
He received a B.S. degree in Marketing in 1968 and M.S. degree in Education in 1972 from Central Missouri State University. Mr. Burchfield graduated from the Graduate School of Banking of the South at Louisiana State University in 1980. Mr. Burchfield is a veteran of the U. S. Army.
Mr. Burchfield currently serves as a Director of O’Reilly Automotive, Inc. In this role, he serves as Chairman of its Compensation Committee and as a member of its Corporate Governance and Audit Committees. Mr. Burchfield also serves as Senior Principal of SilverTree Companies, a real estate company.
The Board believes that Mr. Burchfield’s experience and expertise in the banking industry, strategic business development, executive compensation and leadership development will be beneficial in the management of the Company’s operations.
William E. Clark, II
Mr. Clark, 48, was elected to the Board in 2008. He is the Chief Executive Officer of Clark Contractors, LLC, a general contractor involved in commercial construction throughout the United States. Prior to the formation of Clark Contractors, LLC in 2009, he was employed by CDI Contractors from 1994 through 2009, where he served in various capacities culminating in his serving as Chief Executive Officer from 2007 to 2009. Mr. Clark received a B.S.B.A. degree in Business Management from the University of Arkansas in 1991.
He is chairman of the UAMS Foundation Fund Board of Directors, a past President/Chairman for the UAMS Consortium and Arkansas Children’s Hospital Committee for the Future, and a member of Fifty for the Future, Young Presidents Organization, St. Vincent Foundation, and the Winthrop P. Rockefeller Cancer Institute.
The Board believes that Mr. Clark’s experience within the commercial construction industry provides needed skills in the assessment of the construction industry utilized by the Company in setting policies involving the allocation of credit and lending priorities.
Steven A. Cossé
Mr. Cossé, 70, was elected to the Board in 2004. On August 31, 2013, he retired as President and CEO of Murphy Oil Corporation, a Fortune 500 company listed on the New York Stock Exchange, following his election on June 20, 2012. Mr. Cossé has previously served as the Executive Vice President and General Counsel for Murphy Oil Corporation. He had served as General Counsel since 1991 and had also previously served as Senior Vice President, Vice President and Principal Financial Officer. Prior to joining Murphy Oil Corporation as General Counsel, he served for eight years as General Counsel for Ocean Drilling & Exploration Company in New Orleans, Louisiana, a NYSE listed, majority-owned subsidiary of Murphy Oil Corporation. Mr. Cossé received a B.A. degree in Government from Southeastern Louisiana University in 1969 and a Juris Doctorate degree from Loyola University in 1974.
Mr. Cossé also currently serves on the boards of Murphy Oil Corporation (a NYSE listed company), and SHARE Foundation. He is past chairman of the South Arkansas Chapter of the American Red Cross and is on the advisory board of Turning Point. Mr. Cossé is a member of the Louisiana Bar Association, Arkansas Bar Association and Union County Bar Association.
The Board believes that Mr. Cossé’s experience as an executive officer, general counsel and principal financial officer, provides needed skills in the assessment of the oil industry utilized by the Company in setting policies involving the allocation of credit and lending priorities and in the legal, financial and general business issues facing publicly traded companies.
Mark C. Doramus
Mr. Doramus, 59, was appointed to the Board in 2015. He serves as Chief Financial Officer of Stephens Inc., an independent financial services firm headquartered in Little Rock, Arkansas. He has served in several capacities at Stephens, including the corporate finance department from 1988 to 1994, Assistant to the President from 1994 to 1996 and Chief Financial Officer since 1996.

He began his career in 1980 with Arthur Andersen & Co. in Dallas, Texas, where he worked as a Certified Public Accountant. He joined the Dallas, Texas office of Trammell Crow Company in 1983, where he worked until he joined Stephens in 1988.
Mr. Doramus was a member of the CHI St. Vincent Infirmary Board of Directors from 2007 to 2016, serving as chairman from 2012 to 2014. Mr. Doramus was a member of the University of Arkansas at Little Rock Board of Visitors from 2004 to 2016. Mr. Doramus served on the Winthrop Rockefeller Foundation board from 2004 to 2009, serving as Chairman in 2009.
Mr. Doramus graduated from Rhodes College in Memphis, Tennessee, with a B.A. degree in Economics and Business in 1980 and received his M.A. degree in Real Estate and Regional Science from Southern Methodist University in Dallas, Texas in 1982.
The Board believes that Mr. Doramus’ experience in accounting and the financial services industry provides needed skills for assisting in the management of the Company’s business, including risk management, internal controls and capital management.
Edward Drilling
Mr. Drilling, 62, was elected to the Board in 2008. He joined AT&T (then Southwestern Bell Telephone Company) in 1979 and has served in various operations positions including customer service, sales and marketing, and the external affairs organization. He was named President of AT&T’s Arkansas Division in 2002. Mr. Drilling received a B.S. degree in Marketing from the Walton College at the University of Arkansas in 1978 and graduated from the Emory University Advanced Management Program in 1991.
Mr. Drilling has served on numerous boards over the last 30 years, including: past Chairman of the Arkansas State Chamber of Commerce, Arkansas Children’s Hospital Board of Trustees, University of Arkansas Board of Advisors, former President of the Little Rock Chamber of Commerce Board of Directors, UAMS Arkansas BioVentures Advisory Board, former President of Fifty for the Future, former Vice Chairman of the Arkansas Economic Development Commission.
The Board believes that Mr. Drilling’s experience as an executive within the telecommunication and information technology industry having participated in various industry transitions, mergers and technology changes provides needed skills in the assessment of the technology risks of the Company, the security measures to address these risks and valuable insights involving the executive management of a large enterprise.
Eugene Hunt
Mr. Hunt, 72, was elected to the Board in 2009. He is an attorney in private practice in Pine Bluff, Arkansas. Mr. Hunt began his practice in 1972 and has thereafter been involved in the active practice of law within Arkansas, primarily in Southeast Arkansas. He served as Judge on the Arkansas Court of Appeals from August through December, 2008 and has served as a Special Circuit Judge and Special Justice on the Arkansas Supreme Court. Additionally, he served as Director of the Child Support Enforcement Unit, Jefferson County, Arkansas from 1990-2001. Mr. Hunt received a B.A. degree in History and Government from Arkansas AM&N College in 1969 and a Juris Doctorate degree from the University of Arkansas Law School in 1971.
Mr. Hunt also serves on the boards of The Economic Development Corporation of Jefferson County, Arkansas, Jefferson Hospital and Youth Partners. He is a member of the NAACP and has served as an NAACP Affiliate Attorney since 1978.
The Board believes that Mr. Hunt’s experience as an attorney and his long-term familiarity with the business and social environment in southeastern Arkansas provides needed skills and insight in the small business and consumer needs of the Company’s banking customers in one of its major markets, southeastern Arkansas.
Jerry Hunter
Mr. Hunter, 65, was appointed to the Board in January 2017. He is a partner in the Commercial Litigation and Labor & Employment Law Client Service Groups of the international law firm Bryan Cave

LLP. Mr. Hunter previously served as Labor Counsel for the Kellwood Company, Director of the Missouri Department of Labor and Industrial Relations, and General Counsel of the National Labor Relations Board. Mr. Hunter received a Bachelor’s Degree in History and Government with a Minor in Mathematics from the University of Arkansas at Pine Bluff in 1974 and a Juris Doctorate degree from Washington University School of Law in 1977.
Mr. Hunter has served on the boards of the Kellwood Company, Boys Hope Girls Hope International, Associated Industries of Missouri, St. Louis Regional Convention and Sports Complex Authority, U.S. Congress Office of Compliance, American Arbitration Association, Maryville University, and the U.S. Senate Small Business Committee Advisory Council.
The Board believes that Mr. Hunter’s experience as an attorney in senior-level governmental and private-sector roles, as well as his deep knowledge of labor and employment matters, provides needed skills and insight into the legal and regulatory environment in which the Company operates.
Christopher R. Kirkland
Mr. Kirkland, 48, was appointed to the Board in 2015. He is a private investor and conducts his real estate investment operation as The Kirkland Group. Mr. Kirkland most recently served as a principal of Anchor Investments, LLC, a private, real estate investment company based in Nashville, Tennessee. The Company had a strategic focus to acquire, own, develop and manage income-producing commercial properties in the Southeast United States and to purchase and reposition residential land or properties. Mr. Kirkland sold his interest in Anchor Investments in 2015.
Prior to forming Anchor Investments, Mr. Kirkland was the managing member of Kirkland Properties, LLC which he co-founded in 1994. While operating Kirkland Properties, Mr. Kirkland further developed skills as a successful investor in commercial real estate, focusing on the development or redevelopment and management of underperforming real estate assets. Mr. Kirkland also had an ownership interest in SouthLand Constructors, LLC, a commercial contracting company based in Brentwood, Tennessee which he operated for 10 years prior to selling the company to a construction holding company based in Chicago, Illinois in 2014.
Mr. Kirkland received a B.A. degree in economics from the University of Tennessee — Knoxville in 1992 and an M.B.A. degree from the Owen Graduate School of Management at Vanderbilt University in 1998.
The Board believes that Mr. Kirkland’s experience in real estate development, construction and finance provides needed skills for setting policies involving the allocation of credit and lending priorities within the expanding geographic markets of the Company and valuable insights involving the real estate business.
Susan Lanigan
Ms. Lanigan, 55, was appointed to the Board in 2017. She has served as Executive Vice President and General Counsel of Chico’s FAS, Inc. since June of 2016. She also serves as Chair of the Tennessee Education Lottery Commission, a position to which she was appointed by the Governor of the State of Tennessee and approved by the State Legislature in 2014. Before that, she was Executive Vice President of Dollar General Corporation (a NYSE-listed, Fortune 200 company), where she worked from July 2002 until May 2013.
Ms. Lanigan is on the boards of Kirkland’s Inc., where she chairs the Compensation Committee. Prior to joining Dollar General, Ms. Lanigan served as Senior Vice President and General Counsel of Zale Corporation. She started her career as a litigation attorney for Troutman Sanders, LLP in Atlanta, GA. Ms. Lanigan received her undergraduate degree from the University of Georgia and her law degree from the University of Georgia School of Law.
The Board believes that Ms. Lanigan’s experience as a senior executive officer and general counsel of large corporations provides needed skills and insight in addressing legal, financial and general business issues facing publicly traded companies.

Scott McGeorge
Mr. McGeorge, 74, was elected to the Board in 2005. He is the senior member of a group of McGeorge and McGeorge — Dickinson family owned companies that include Pine Bluff Sand & Gravel Co., McGeorge Contracting Co., Inc., and Cornerstone Farm and Gin Co., where he serves as Chairman, Chairman, and Vice President, respectively. The companies perform marine construction in a multistate regional area, build highways and similar projects, mine various minerals and produce and sell stone products, asphalt pavement and sand. Cornerstone is engaged in farming operations.
Mr. McGeorge previously served on the board of directors of National Bancshares Corporation and its wholly owned subsidiary National Bank of Commerce of Pine Bluff during the mid 1980’s before it was purchased by Boatmen’s Bank. He was on the commercial and industrial loan committee, which approved the largest loans the bank made. Mr. McGeorge received a B.S. degree in Business Administration from the University of Arkansas in 1965. He graduated from U.S. Coast Guard Officer Candidate School and served as an officer in the U.S. Coast Guard for three years.
Mr. McGeorge served as past Secretary and current board member of the National Stone Sand and Gravel Association in Alexandria, Virginia, is a member of the board of directors of Dredging Contractors of America located in Washington, D.C. and is past President and a current director of Mississippi Valley Associated General Contractors in Memphis, Tennessee. He is active in many local and civic activities. He is President of Trinity Foundation, a charitable foundation that seeks to benefit residents of Pine Bluff, Little Rock and the surrounding areas through grants for scholarship, support of educational institutions and other civic activities. He is a member of the Board of the Economic Development Corporation of Jefferson County, Arkansas.
The Board believes that Mr. McGeorge’s experience in the construction, materials, mining and agricultural industries, as well as his experience and past performance as the president of a large, successful business enterprise, provides needed skills and insight into the overall business and industrial climate and the executive management of a large successful business enterprise.
George A. Makris, Jr.
Mr. Makris, 61, was elected to the Board in 1997. He is currently serving as Chairman and Chief Executive Officer of the Company. Prior to his employment by the Company on January 2, 2013, Mr. Makris had been employed by M. K. Distributors, Inc. since 1980 and had served as its President since 1985. Mr. Makris previously served as a member of the board of directors of National Bank of Commerce and its successors from 1985 to 1996 and served as Chairman of the Board from 1994 to 1996. Mr. Makris received a B.A. degree in Business Administration from Rhodes College in 1978 and an M.B.A. from the University of Arkansas in 1980.
Mr. Makris also serves as Chairman of the board of directors of The Economic Development Corporation of Jefferson County, Arkansas and a member of the board of trustees of the Jefferson Regional Medical Center. He has previously served as Chairman of the board of trustees of the Arts and Science Center for Southeast Arkansas, Chairman of the Board of Directors of the Economic Development Alliance for Jefferson County, Chairman of the board of directors of the Greater Pine Bluff Chamber of Commerce, Chairman of the King Cotton Classic Basketball Tournament, Chairman of the board of trustees of Trinity Episcopal School, a director of Simmons First National Bank, a director of the Wholesale Beer Distributors of Arkansas, a director of the National Beer Wholesalers Association, a director of CHI St. Vincent. and a member of the board of visitors of the University of Arkansas at Pine Bluff and the University of Arkansas for Medical Sciences, College of Medicine.
The Board believes that Mr. Makris’ experience as the Chairman and Chief Executive Officer of the Company and his experience as a business executive and long-term resident of central and southeastern Arkansas provides needed skills and insight into the banking and financial services business conducted by the Company as well as the executive management of a separate successful business enterprise in Arkansas.

Tom Purvis
Mr. Purvis, 59, was appointed to the Board in 2017. He is a partner in a number of real estate development entities and is a partner in L2L Development Advisors, LLC. His career has spanned over 35 years in real estate and related services. Mr. Purvis previously served as a director of First Texas BHC, Inc., which was acquired by the Company in 2017.
Mr. Purvis currently serves as a director of the Fort Worth Zoo, Fort Worth Streams and Valleys, and Fort Worth Tax Increment Financing District. He attended the Business College at the University of Texas and Texas Christian University, where he received a B.B.A. degree in 1982.
The Board believes that Mr. Purvis’s experience in real estate development and financing provides needed skills for analyzing the real estate industry and setting policies involving the allocation of credit and lending priorities within the Texas and other geographic markets of the Company.
Robert L. Shoptaw
Mr. Shoptaw, 71, was elected to the Board in 2006. Mr. Shoptaw retired as president of Arkansas Blue Cross Blue Shield (“ABCBS”), a mutual health insurance company, in 2008, terminating his 39 years of service to that organization. During the 1970s and 1980s, he served in various management and executive capacities with a primary focus in medical services management, professional relations and government programs administration (Medicare administrative operations). In 1987, Mr. Shoptaw became the Executive Vice President and Chief Operating Officer of ABCBS and was named President and CEO in 1994. After retiring as President and CEO in 2008, he served as Chairman of the Board of Directors of ABCBS from 2009 to 2016. Mr. Shoptaw received a B.A. in Economics from Arkansas Tech University in 1968, an M.B.A. from Webster University in Business Administration and Health Services Management and completed the Advanced Management Program at Harvard University Business School in 1991.
Mr. Shoptaw serves as a member of the board of directors of Arkansas Center for Health Improvement, the Little Rock Metrocentre Improvement District, Arkansas Research Alliance and is the past Chairman of the board of visitors of The University of Arkansas College of Medicine.
The Board believes that Mr. Shoptaw’s experience and past performance as the president of a large mutual health insurance company, provides needed skills and insight into the health care industry, health insurance industry and the financial and executive management of a large, successful business enterprise.
Russell W. Teubner
Mr. Teubner, 61, was appointed to the Board in 2017. He is the CEO of HostBridge Technology, LLC, a computer software company. Mr. Teubner previously served as a Chairman of Southwest Bancorp, Inc., which was acquired by the Company in 2017.
The Stillwater, Oklahoma, Chamber of Commerce honored him as Citizen of the Year in 1992, Small Business Person of the Year in 1991 – 92, and Small Business Exporter of the Year in 1992 – 93. In 1993, he received the Outstanding Young Oklahoman award given annually by the Oklahoma Jaycees. In 1997, Oklahoma State University (OSU) named Mr. Teubner as a recipient of its Distinguished Alumni award. During 1996 and 1997 he served on the Citizen’s Commission on the Future of Oklahoma Higher Education. In 1998, he was inducted into the OSU College of Business Hall of Fame. Currently, he serves on the board of directors of the OSU Research Foundation and its commercialization subsidiary, Cowboy Technology. Mr. Teubner is a past director of the Oklahoma City branch of the Federal Reserve Bank of Kansas City.
The Board believes that Mr. Teubner’s experience in the technology industry provides needed skills for assessing the role of information technology within the Company and its subsidiaries, as well as addressing technology-related risks within the financial industry.
Mindy West
Ms. West, 49, was appointed to the Board in 2017. She currently serves as the Executive Vice President, Chief Financial Officer and Treasurer at Murphy USA Inc., a retailer of gasoline products and convenience store merchandise listed on the New York Stock Exchange, and has held that role since August 2013.

Ms. West was previously employed by Murphy Oil Corporation, joining the company in 1996 and holding positions in accounting, employee benefits, planning and investor relations. She was Murphy Oil Corporation’s director of investor relations from July 2001 until December 2006 and its Vice President and Treasurer from January 2007 until August 2013, when she joined Murphy USA Inc. Ms. West holds a bachelor’s degree in Finance from the University of Arkansas and a bachelor’s degree in Accounting from Southern Arkansas University. She is a Certified Public Accountant and a Certified Treasury Professional. Ms. West also currently serves on the board of directors of United Way of Union County, Arkansas, and is a member of the South Arkansas University Business Advisory Council.
The Board believes that Ms. West’s experience in accounting and finance, as well as her leadership roles in large, public companies, provide needed skills for assisting in the oversight of the Company’s business, including audit, risk management, internal controls and capital management.
The table below sets forth the name, age, principal occupation or employment during the last five years, prior service as a director of the Company, the number of shares and percentage of the outstanding Common Stock beneficially owned, with respect to each director and nominee proposed, as reported by each nominee:
Name	Age	Principal Occupation	Director Since	Shares Owned(a)	Percent of Class
Jay Burchfield	71	Retired, formerly Chairman, Trust Company of the Ozarks	2015	107,666	*
William E. Clark, II	48	Chairman and CEO, Clark Contractors, LLC (Construction)	2008	14,110(b)	*
Steven A. Cossé	70	Retired, President and CEO Murphy Oil Corporation	2004	59,772(c)	*
Mark C. Doramus	59	Chief Financial Officer, Stephens Inc.	2015	6,876(d)	*
Edward Drilling	62	Arkansas President, AT&T Corp.	2008	8,985	*
Eugene Hunt	72	Attorney	2009	9,678(e)	*
Jerry Hunter	65	Partner, Bryan Cave LLP	2017	1,470	*
Christopher R. Kirkland	48	Principal, The Kirkland Group (Real Estate)	2015	174,424(f)	*
Susan Lanigan	55	EVP, General Counsel, Chico’s FAS, Inc.	2017	1,668	*
W. Scott McGeorge	74	Chairman, Pine Bluff Sand and Gravel Company	2005	90,062	*
George A. Makris, Jr.	61	Chairman and Chief Executive Officer of the Company, formerly President, M. K. Distributors, Inc. (Beverage Distributor)	1997	529,728(g)	*
Tom Purvis	59	Partner, L2L Development Advisors, LLC (Real Estate)	2017	17,290	*
Robert L. Shoptaw	71	Retired Executive, Arkansas Blue Cross and Blue Shield	2006	56,546(h)	*
Russell W. Teubner	61	CEO, HostBridge Technology, LLC	2017	80,772(i)	*
Mindy West	49	Executive Vice President, Chief Financial Officer and Treasurer Murphy USA Inc.	2017	1,638	*

*
The shares beneficially owned represent less than 1% of the outstanding common shares.

(a)
“Beneficial ownership” of a security means, directly or indirectly, through any contract, relationship, arrangement, undertaking or otherwise, having or sharing voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose or to direct the disposition of such security. Unless otherwise indicated, each beneficial owner named has sole voting and investment power with respect to the shares identified.

(b)
Mr. Clark owns of record 11,110 shares and 3,000 shares are owned jointly with his spouse.

(c)
Mr. Cossé owns of record 15,140 shares and 44,632 shares are owned jointly with his spouse.

(d)
These shares are owned jointly by Mr. Doramus and his spouse.

(e)
Mr. Hunt owns of record 6,870 shares; 1,976 shares are owned jointly with his spouse; and 832 shares are held in his IRA.

(f)
Mr. Kirkland owns of record 93,898 shares; 9,950 shares are held by his wife; and 70,576 shares are held in custodian accounts for his children.

(g)
Mr. Makris owns of record 125,042 shares; 210,766 shares are held jointly with his spouse; 8,234 shares are held in his IRA; 9,500 shares are held in his wife’s IRA, 3,742 shares held in a trust for his benefit, 1,016 shares were held in his account in the Company’s 401(k) Plan; 1,796 shares were held in his account in SFNC Employee Stock Purchase Plan and 169,632 shares were deemed held through exercisable stock options.

(h)
Mr. Shoptaw owns of record 51,746 shares and 4,800 shares are held in his IRA.

(i)
Mr. Teubner owns of record 10,132 shares; 54,680 shares are held in his IRA; 662 shares are held in a trust for his benefit; 2,478 shares are held in his wife’s IRA; and 12,820 shares are held in a 401(k) plan.

Committees and Related Matters
During 2017, the Board maintained and utilized the following committees: Executive Committee, Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee (“NCGC”) and Risk Committee.
During 2017, the Audit Committee was composed of Robert L. Shoptaw (Chairman), Jay D. Burchfield, Edward Drilling, Eugene Hunt, Chris Kirkland, Scott McGeorge, and Mindy West. Messrs. Shoptaw, Burchfield, and Kirkland, along with Mrs. West, serve as financial experts on the Audit Committee. This committee provides assistance to the Board in fulfilling its responsibilities concerning accounting and reporting practices by regularly reviewing the adequacy of the internal and external auditors, the disclosure of the financial affairs of the Company and its subsidiaries, the control systems of management and internal accounting controls. During 2017, this committee met 9 times.
The Compensation Committee, composed of Jay Burchfield, (Chairman), Steven A. Cossé, Mark C. Doramus, Jerry Hunter, W. Scott McGeorge, and Robert L. Shoptaw, met 7 times during 2017.
The NCGC, composed of Steven A. Cossé (Chairman), Jay Burchfield, Mark C. Doramus, W. Scott McGeorge, Robert L. Shoptaw, and, effective July 19, 2017, Susan Lanigan, met 3 times during 2017.
The Risk Committee, composed of Mark C. Doramus (Chairman), Steven A. Cossé, Edward Drilling, Eugene Hunt, W. Scott McGeorge, Robert L. Shoptaw, and, until his retirement from the Board on September 5, 2017, Joseph D. Porter, met 2 times during 2017.
The Company encourages all Board members to attend the annual meeting. Historically, the directors of the Company and its subsidiaries are introduced and acknowledged at the annual meeting. All of the current directors who stood for election at the 2017 annual meeting attended the Company’s 2017 annual meeting.

The Board met ten times during 2017, including regular and special meetings. All incumbent directors attended at least 75% of the aggregate of all meetings of the Board and all meetings of the committees on which such director served.
Board Leadership Structure
The Company’s Corporate Governance Principles and Procedures do not mandate the separation of the offices of Chairman of the Board and Chief Executive Officer. The Board believes that a unified leadership structure with an experienced executive management team is more beneficial to the Company than a bifurcated leadership structure mandating the separation of the Chairman and the CEO. Over the last 30 years, there have been brief periods where the offices of Chairman and CEO were held by different persons. The few brief instances of separation were during transitions in the executive management of the Company. After the management transition was completed, the Board in each instance has chosen to return to a unified leadership structure. The Board believes that it is in the best interests of the Company to provide flexibility in the Company’s leadership structure to address differences in the Company’s operating environment as well as differences in the experience, skills and capabilities of the executive management team serving the Company from time to time. While the Board still believes the unification of the Chairman and Chief Executive Officer positions is in the Company’s best interest, the Board is authorized to separate these positions should circumstances change in the future.
In an effort to strengthen independent oversight of management and to provide for more open communication, Steven A. Cossé served as Chairman of the Executive Committee and Lead Director during 2017. Mr. Cossé, as an independent Lead Director, chaired executive sessions of the Board conducted without management. These sessions are held during each regularly scheduled Board meeting. Management also periodically meets with the Lead Director to discuss Board and Executive Committee agenda items.
Codes of Ethics
Code of Ethics — General.   The Company has adopted a general Code of Ethics applicable to all directors, advisory directors, officers and associates of the Company. The Code is designed to promote the conduct the business of the Company in accordance with the highest ethical standards of conduct and to promote the ethical handling of conflicts of interest, full and fair disclosure and compliance with laws, rules and regulations. Additionally, under the Code of Ethics, associates or Directors who learn of a business opportunity in the course of their service for the Company generally cannot appropriate that opportunity for themselves or for others, but must allow the Company to take advantage of the opportunity. The Company’s Code of Ethics is designed to provide guidance and resources to help ensure that:
•
The Company and its associates remain in compliance with all applicable laws and regulations;

•
The Company operates a safe and nondiscriminatory place to work and do business;

•
Confidential and proprietary information is protected;

•
Inappropriate gifts or favors are not accepted; and

•
Conflicts of interest are avoided.

Any material departure from a provision of the Code of Ethics on behalf of a member of the Ethics Committee, a director or an executive officer may be waived by the Ethics Committee (in the case of an officer) or the Nominating and Corporate Governance Committee (in the case of a director) and shall be reported to the Board, and any such waiver will be promptly disclosed as required by applicable law, rule or regulation.
Code of Ethics for Finance Group.   The Board has adopted a separate Code of Ethics for the Finance Group that supplements the Code of Conduct and applies to the Company’s Chief Executive Officer, Chief Financial Officer, the Chief Accounting Officer and Controller and all other officers in the Company’s Finance Group.

Both of these Codes of Ethics may be found on the Company’s website at www.simmonsbank.com in the Governance Documents section of Investor Relations. The Company will disclose any amendments or waivers with respect to its Code of Ethics for Financial Group on its website.
Transactions with Related Persons
From time to time, Simmons Bank (“Bank”), the banking subsidiary of the Company, and such other banking subsidiaries of the Company as are, or may have been, in operation from time to time, have made loans and other extensions of credit to directors, officers, employees and members of their immediate families, and from time to time directors, officers, employees and members of their immediate families have placed deposits with these banks. These loans, extensions of credit and deposits were made in the ordinary course of business on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons not related to the Company and did not involve more than the normal risk of collectability or present other unfavorable features. The Company generally considers banking relationships with directors and their affiliates to be immaterial and as not affecting a director’s independence so long as the terms of the credit relationship are similar to those with other comparable borrowers not related to the Company.
In assessing the impact of a credit relationship on a director’s independence, the Company deems any extension of credit which complies with Federal Reserve Regulation O to be consistent with director independence. The Company believes that normal, arm’s-length banking relationships entered into in the ordinary course of business do not negate a director’s independence.
Regulation O requires such loans to be made on substantially the same terms, including interest rates and collateral, and following credit-underwriting procedures that are no less stringent than those prevailing at the time for comparable transactions by the subsidiary banks of the Company with other persons not related to the Company. Such loans also may not involve more than the normal risk of repayment or present other unfavorable features. Additionally, no event of default may have occurred nor may any such loans be classified or disclosed as non-accrual, past due, restructured or a potential problem loan. The Company’s Board will review any credit to a director or his affiliates that is criticized by internal loan review or a bank regulatory agency in order to determine the impact that such classification may have on the director’s independence.
An immediate family member of Mr. George A. Makris, Jr., Chairman and CEO, is employed by the Company. In 2017, Mr. Makris’s son, George A. Makris III, served as a Senior Vice President and received compensation consisting of approximately $404,416. Such compensation is consistent with the compensation provided to other employees of the same level with similar responsibilities.
Policies and Procedures for Approval of Related Party Transactions
Related party transactions may present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its shareholders.
Management carefully reviews all proposed related party transactions, other than routine banking transactions, to determine if the transaction is on terms comparable to terms that could be obtained in an arm’s-length transaction with an unrelated third party. Management reports to the Board on all proposed material related party transactions. Upon the presentation of a proposed related party transaction to the Board, the related party is excused from participation in discussion and voting on the matter.
Role of Board in Risk Oversight
The Board has responsibility for the oversight of risk management. The Board, either as a whole or through its committees, regularly discusses with management the Company’s major risk exposures, their potential impact on the Company, and the steps being taken to manage them.

While the Board is ultimately responsible for risk oversight, the Board committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Risk Committee assists the Board in assessing and managing the various risks of the Company. To aid the Risk Committee in its responsibilities, Management has appointed an Enterprise Risk Management Committee of senior executives and has allocated responsibilities for the administration of the risk management program to our Executive Vice President of Internal Audit. Each of these committees has adopted charters that outline their respective duties.
The Audit Committee, composed of independent directors, focuses on financial risk exposures, including internal controls, and discusses with management, the internal auditors, and the independent registered public accountants the Company’s policies with respect to financial risk assessment and management, including risks related to fraud and liquidity. The Compensation Committee, also composed of independent directors, focuses on the management of risks associated with compensation policies and programs. During 2017, four of the Company’s directors who served on the Audit Committee also served on the Risk Committee, thereby providing an internal communication link between the committees.
Communication with Directors
Shareholders may communicate directly with the Board by sending correspondence to the address shown below. If the shareholder desires to communicate with a specific director, the correspondence should be addressed to such director. Any such correspondence addressed to the Board will be forwarded to the Chairman of the Board for review. The receipt of the correspondence and the nature of its content will be reported at the next Board meeting and appropriate action, if any, will be taken. Correspondence addressed to a specific director will be delivered to such director promptly after receipt by the Company. Each such director shall review the correspondence received and, if appropriate, report the receipt of the correspondence and the nature of its content to the Board at its next meeting, so that the appropriate action, if any, may be taken.
Correspondence should be addressed to:	Simmons First National Corporation Board of Directors Attention: (Chairman or Specific Director) P. O. Box 7009 Pine Bluff, Arkansas 71611
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
During 2017, the NCGC was composed of Steven A. Cossé (Chairman), Jay Burchfield, Mark C. Doramus, W. Scott McGeorge, Robert L. Shoptaw, and, effective July 19, 2017, Susan Lanigan. All of the members of the committee satisfied the independence standards in accordance with the NASDAQ listing standards. A function of the NCGC regarding nominations is to identify and recommend individuals to be presented for election or re-election as Directors.
Director Nominations and Qualifications
The Board is responsible for recommending nominees for directors to the shareholders for election at the annual meeting. The Board has delegated the identification and evaluation of proposed director nominees to the NCGC. The NCGC charter, which is available for review in the Investor Relations portion of the Company’s web site: www.simmonsbank.com, and certain corporate governance principles and procedures govern the nominations and criteria for proposing or recommending proposed nominees for election and re-election to the Board and its subsidiaries.
The identification of potential directors and the evaluation of existing and potential directors is a continuing responsibility of the committee. The NCGC has not retained any third party to assist it in performing its duties. A proposed director may be recommended to the Board at any time; however, director nominations by shareholders must be made in accordance with the procedures set forth in the Company’s by-laws and described in this proxy statement under the heading “Proposals for 2019 Annual Meeting.”

The NCGC has not set any minimum qualifications for a proposed nominee to be eligible for recommendation to be elected as a director of the Company. The corporate governance principles provide that the NCGC shall consider the following criteria, without any specified priority or weighting, in evaluating proposed nominees for director:
•
Geographic location of residence and business interests

•
Age

•
Community involvement

•
Ability to think independently

•
Ability to fit with the Company’s corporate culture

•
Type of business interests

•
Business and financial expertise

•
Leadership profile

•
Personal and professional ethics and integrity

•
Equity ownership in the Company

The NCGC has no specific quotas for diversity. In evaluating potential nominees to serve as a director for the Company or the Bank, under the criteria set forth above, the NCGC seeks nominees with diverse business and professional experience, skills, gender and ethnic background, as appropriate, in light of the current composition of the boards. Additionally, the NCGC seeks geographical diversity and insights into its local and regional markets by primarily seeking potential director nominees who reside within the markets in which the Company has a significant business presence.
Recommendations from Shareholders
The NCGC will consider individuals recommended by shareholders for service as a director with respect to elections to be held at an annual meeting. In order for the NCGC to consider nominating a shareholder-recommended individual for election at the annual meeting, the shareholder must recommend the individual in sufficient time for the consideration and action by the NCGC. While no specific deadline has been set for notice of such recommendations, recommendations provided to the NCGC by a shareholder on or before November 14, 2018 (for the 2019 meeting) should provide adequate time for consideration and action by the NCGC prior to the December 31, 2018 deadline for reporting proposed nominations to the Board. Recommendations submitted after such date will be considered by the NCGC, but no assurance can be made that such consideration will be completed and committee action taken by the NCGC in time for the next annual meeting.
The Chairman of the Board, other directors and executive officers may also recommend director candidates to the NCGC. The committee will evaluate individuals recommended by shareholders against the same criteria, described above, used to evaluate other nominees.
Compensation Committee Interlocks and Insider Participation
During 2017, the Compensation Committee was composed of Jay Burchfield, (Chairman), Steven A. Cossé, Mark C. Doramus, Jerry Hunter, W. Scott McGeorge, and Robert L. Shoptaw, none of which were employed by the Company.
Compensation Committee Processes and Procedures
Decisions regarding the compensation of the executives are made by the Compensation Committee, which has adopted a charter that is available for review in the Investor Relations portion of the Company’s web site: www.simmonsbank.com. Specifically, the Compensation Committee has strategic responsibility for a broad range of issues, including the Company’s compensation program to compensate key management employees effectively and in a manner consistent with the Company’s stated compensation strategy and the requirements of the appropriate regulatory bodies. The Board appoints each member of the Compensation Committee and has determined that each is an independent director.

The Compensation Committee oversees the administration of executive compensation plans, including the design, performance measures and award opportunities for the executive incentive programs and certain employee benefits, subject to final action by the Board in certain cases. During the first quarter of each calendar year, the committee makes a specific review focusing on performance and awards for the most recently completed fiscal year and the completion of the process of setting the performance goals for the incentive compensation programs for the current year.
To assist in meeting the objectives outlined above, Korn/Ferry International, a compensation and benefits consulting firm, has been retained to advise the Compensation Committee on a regular basis concerning the Company’s compensation programs. The Company engaged the consultant to provide general compensation consulting services, including executive compensation. In addition, the consultant may perform special compensation projects and consulting services upon request by the Company.
The Board, upon approval and recommendation from the committee, determines and approves all non-incentive based compensation and awards to the CEO. The committee reviews the performance and approves incentive compensation of the CEO. The CEO reviews the performance and compensation of the other executive officers, including the other named executive officers, and reports any significant issues or deficiencies to the committee. The members of the Company’s Human Resources Group assist in such reviews. The Human Resources Group regularly reviews the compensation classification system of the Company, which determines the compensation of all employees of the Company and its affiliates. The Company’s compensation program is based in part on market data. The Compensation Committee also acts upon the proposed grants of stock-based compensation prepared by the CEO for other executives.
In determining the amount of named executive officer compensation each year, the Compensation Committee reviews competitive market data from the banking industry as a whole and the peer group specifically. It makes specific compensation decisions and grants based on such data, Company performance and individual performance and circumstances. For performance-based incentives, the committee sets performance targets using management’s internal business plan, industry and market conditions and other factors.
Role of Compensation Consultants
The Company periodically engages compensation consultants to aid in the review of its compensation programs. From time to time, the Company engages compensation consultants to provide national and regional general statistical information regarding compensation within the banking industry. The data reviewed may include base salary, bonus, incentive programs, equity compensation, retirement and other benefits. This information is used to validate the Company’s classification of positions and salaries within its compensation policies.
The Compensation Committee also uses compensation consultants to evaluate its executive and director compensation programs. Presently, the consultant assists such reviews by providing data regarding market practices and making specific recommendations for changes to plan design and policies consistent with the Company’s stated philosophies and objectives.
The Compensation Committee assessed the relationships between Korn/Ferry International, the Company, the Compensation Committee and the executive officers of the Company for conflicts of interest. In this assessment, the committee reviewed the criteria set forth in the SEC’s Reg. 240.10C-1(b)(4) (i)-(vi), NASDAQ Rule IM-5605-5(d)(3)(i)-(vi) and such other criteria as it deemed appropriate. The committee did not identify any conflicts of interest for Korn/Ferry International.
Executive Officers
The Board elects executive officers at least annually. All of the officers shown in the table below have been officers for the Company for at least five years, except for Mrs. Compton and Messrs. Massanelli, Burrow, Kanneman, McCaleb, Neeley, Funke, and Bryant. The table below sets forth the name, age, officer position with the Company and Bank and principal occupation or employment during the last five years and tenure of service with the Company:

Name	Age	Position	Years Served
George A. Makris, Jr.	61	Chairman and Chief Executive Officer	5
Robert A. Fehlman	53	Senior Executive Vice President, Chief Financial Officer and Treasurer	29
Marty D. Casteel	66	Senior Executive Vice President (Company); Chairman, President and Chief Executive Officer (Bank)	29
Stephen C. Massanelli(1)	62	Executive Vice President (Company and Bank) and Chief Administrative Officer (Bank)	3
Patrick A. Burrow(2)	64	Executive Vice President, General Counsel and Secretary (Company and Bank)	3
Barry K. Ledbetter	55	Executive Vice President and Chief Banking Officer (Bank)	32
Steve C. Wade	63	Executive Vice President and Chief Credit Officer (Bank)	16
Jennifer B. Compton(3)	45	Executive Vice President, Chief People Officer and Assistant General Counsel (Company and Bank)	2
David W. Garner	48	Executive Vice President, Chief Accounting Officer (Company and Bank) and Controller (Bank)	20
Paul D. Kanneman(4)	60	Executive Vice President and Chief Information Officer (Company and Bank)	1
Johnny W. McCaleb(5)	64	Executive Vice President, Chief Audit Executive (Company and Bank) and Chief Risk Officer (Company)	1
James P. Neeley(6)	59	Executive Director of Finance & Accounting (Bank)	0
Mark W. Funke(7)	62	President, Bank SNB	0
Vernon W. Bryant, Jr.(8)	76	President, North Texas Division (Bank)	0

(1)
Mr. Massanelli was elected Executive Vice President/Organizational Development on December 15, 2014 and subsequently was designated as Chief Administrative Officer. Prior to becoming an officer at the Company, he was a principal in the investment firm Treadstone Partners, LLC from 2011 to 2014 and served as a Senior Vice President and Treasurer of Zale Corporation from 1997 – 2010.

(2)
Mr. Burrow was elected as Executive Vice President and General Counsel on December 15, 2014 and as secretary on January 20, 2016. Prior to becoming an officer at the Company, he was a managing member of the law firm Quattlebaum, Grooms, Tull & Burrow PLLC. Mr. Burrow had provided legal representation to the Company in various capacities over the last 30 years.

(3)
Mrs. Compton was hired as Executive Vice President, Chief People Officer and Assistant General Counsel on September 15, 2015. Prior to becoming an officer at the Company, she was Senior Vice President of Human Resources at Acxiom Corporation, a public company that provides enterprise data, analytics, and other information technology services.

(4)
Mr. Kanneman was hired as Executive Vice President and Chief Information Officer on January 2, 2017. Prior to becoming an officer of the Bank, he was a Principal and the National Business Advisory Services Practice Leader at Grant Thornton LLP, an international accounting and advisory firm.

(5)
Mr. McCaleb was hired as Executive Vice President and Chief Audit Executive on June 20, 2016. He was previously an Audit Partner at BKD, LLP, a national accounting and advisory firm.

(6)
Mr. Neeley was hired as Executive Director of Finance & Accounting on August 14, 2017. He previously served as Under Secretary of Business Affairs, as well as Chief Business Officer, for the Chickasaw Nation Department of Commerce.

(7)
Mr. Funke has served as president of Bank SNB since 2012. Bank SNB became a wholly-owned subsidiary of the Company after its former holding company, Southwest Bancorp, Inc., merged into the Company on October 19, 2017.

(8)
Mr. Bryant was appointed North Texas Division President upon the merger of Southwest Bank, based in Fort Worth, TX, into Simmons Bank on February 20, 2018. Previously, Mr. Bryant served as Chairman and CEO of Southwest Bank.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This section is a discussion of certain aspects of the Company’s compensation program as it pertains to the principal executive officer, the principal financial officer and the three other most highly-compensated executive officers during 2017. These five persons are referred throughout as the “named executive officers.” This discussion focuses on compensation and practices relating to the Company’s most recently completed fiscal year and changes to such compensation and practices going forward.
The Company believes that the performance of each of the named executive officers has the potential to impact the profitability of the Company, in both the short-term and long-term. Therefore, the Company places significant emphasis on the design and administration of its executive compensation program.
Committee
The compensation program for the Company is designed and administered by the Compensation Committee. For 2017, the members of this committee were: Jay Burchfield, (Chairman), Steven A. Cossé, Mark C. Doramus, Jerry Hunter, W. Scott McGeorge, and Robert L. Shoptaw.
Executive Compensation Philosophy
The Company seeks to provide executive compensation packages that are significantly connected to the Company’s overall financial performance, the increase in shareholder value, the success of the Company, and the performance of the individual executive. The main principles of this strategy include the following:
•
attract and retain highly effective and competent executive leadership,

•
encourage a high level of performance from the individual executive,

•
align compensation incentives with the performance of the business unit most directly impacted by the executive’s leadership and performance,

•
enhance shareholder value, and

•
improve the overall performance of the Company.

The Compensation Committee strives to meet these objectives while maintaining market competitive compensation levels and ensuring that the Company makes efficient use of its shares and has predictable expense recognition.
Peer Comparison
In determining the amount of named executive officer compensation each year, the committee reviews competitive market data from the banking industry as a whole and a specific peer group of comparably sized banking organizations. The committee uses a peer group of banking organizations for comparison in setting executive compensation practices and levels of base salary, incentives and benefits.
Prior to setting the peer group, the committee obtains the recommendation of its compensation consultants on the makeup of its peer group. Because of its growth strategy, the compensation consultant recommended a peer group of publicly traded regional banks with assets between approximately $3.8 billion to $15.1 billion (approximately one half to twice the Company’s size at the time of the recommendation) located in the states of Alabama, Arkansas, Colorado, Florida, Georgia, Iowa, Illinois, Kansas, Kentucky, Louisiana, Missouri, Mississippi, North Carolina, Nebraska, Oklahoma, South Carolina, Tennessee, and Texas. In recent years, due to the consolidation in the banking industry, there has been a significant reduction in the number of organizations satisfying the peer group criteria. The Compensation Committee adopted the peer group as recommended by its compensation consultant. For our compensation analysis for 2017, the peer group consisted of 21 banking organizations, the name and ticker symbol for each member of the peer group is set forth below:
Ameris Bancorp (ABCB)	BancFirst Corp. (BANF)
BancorpSouth Inc. (BXS)	Bank of the Ozarks Inc. (OZRK)
BNC Bancorp (BNCN)	Capital Bank Financial Corp. (CBF)
First Finl Bankshares Inc. (FFIN)	First Midwest Bancorp Inc. (FMBI)
Heartland Financial USA Inc. (HTLF)	Home BancShares Inc. (HOMB)
International Bancshares Corp. (IBOC)	Legacy Texas Financial Group (LTXB)
MB Financial Inc. (MBFI)	National Bank Hldgs Corp. (NBHC)
Pinnacle Financial Partners Inc. (PNFP)	PrivateBancorp Inc. (PVTB)
Renasant Corp. (RNST)	South State Corporation (SSB)
Southside Bancshares Inc. (SBSI)	Trustmark Corp. (TRMK)
United Community Banks Inc. (UCBI)
The committee believes the peer group was indicative of the market in which the Company competed for the employment and retention of executive management in early 2017, as such institutions were of similar size and had similar numbers of employees, product offerings and geographic scope.
However, due to the Company’s recent growth, during 2017, the compensation consultant recommended adjustments to the peer group to consist of publicly traded regional banks with assets between approximately $7 billion to $28 billion (approximately one half to twice the Company’s size following the acquisitions of First Texas BHC, Inc. and Southwest Bancorp, Inc.) located in the same geographic area. In July 2017, the Compensation Committee approved the peer group changes recommended by its compensation consultant to be effective the following year. Therefore, for 2018, the peer group will consist of 21 banking organizations, the name and ticker symbol for each member of the peer group is set forth below:
BancorpSouth Inc. (BXS)	Bank of the Ozarks Inc. (OZRK)
Capital Bank Financial Corp. (CBF)	Commerce Bancshares, Inc. (CBSH)
First Midwest Bancorp Inc. (FMBI)	Hancock Holding Co. (HBHC)
Heartland Financial USA Inc. (HTLF)	Home BancShares Inc. (HOMB)
IBERIABANK Corp. (IBKC)	International Bancshares Corp. (IBOC)
Legacy Texas Financial Group, Inc. (LTXB)	MB Financial Inc. (MBFI)
Pinnacle Financial Partners Inc. (PNFP)	Prosperity Bancshares, Inc. (PB)
Renasant Corp. (RNST)	South State Corporation (SSB)
Texas Capital Bancshares Inc. (TCBI)	Trustmark Corp. (TRMK)
UMB Financial Corp. (UMBF)	United Community Banks Inc. (UCBI)
Wintrust Financial Corp. (WTFC)
The committee believes this peer group is now more indicative of the market in which the Company currently competes for the employment and retention of executive management.
The executive salary and benefit programs are targeted to the peer group median for each compensation category in order to be competitive in the market. In cases where an executive’s experiences or performance warrant, the Company may exceed the peer group median. The Company’s incentive programs are analyzed with similar programs of the peer group. The incentive programs are designed for the emphasis of performance based compensation.

The committee attempts to make compensation decisions consistent with the foregoing objectives and considerations including, in particular, market levels of compensation necessary to attract, retain and motivate the executive officers. Therefore, the aggregate wealth accumulated or realizable by an executive from past compensation grants is considered but not determinative in setting compensation or making additional grants.
Decisions Regarding Composition of Total Direct Compensation
The Company’s executive compensation program consists of a mix of separate components that seek to align the executives’ incentives with increasing shareholder value. The Company’s executive incentive compensation program includes both non-equity and equity incentive compensation. The Company has established target allocations of non-equity incentive compensation for executive officers. For the CEO, the Compensation Committee has set a target allocation of potential non-equity incentive compensation at 85% of salary. For the executive officers other than the CEO, the committee has set targets for potential non-equity incentive compensation based upon the executive’s scope and performance ranging from 25% to 70% of salary. The Company has also established target allocations of equity incentive compensation for executive officers. For the CEO, the Compensation Committee has set a target allocation of potential equity incentive compensation at 125% of salary. For the executive officers other than the CEO, the committee has set targets for potential equity incentive compensation based upon the executive’s scope and performance ranging from 40% to 80% of salary. If performance goals are achieved at the threshold level, the annual grants for equity incentive compensation to such executives will be 75% of target. If performance goals are achieved at the target level, the annual grants for equity incentive compensation to such executives will be 100% of target. If performance goals are achieved at the maximum level, the annual grants for equity incentive compensation to such executives will be 150% of target. The annual grants for equity incentive compensation consist of restricted stock unit awards, performance share unit awards and/or stock options as specified by the committee. The Compensation Committee has expanded its use of different equity incentive vehicles by utilizing restricted stock awards, restricted stock units, performance share units and non-qualified stock options.
The compensation of the named executive officers which were employed for the entire calendar 2017 was allocated as follows:
•
Base Salaries plus Bonus: ranges from approximately 34% to 63% of total direct compensation.

•
Non-equity incentives: ranges from approximately 22% to 28% of total direct compensation.

•
Equity incentives: ranges from approximately 15% to 39% of total direct compensation.

“Total direct compensation” means annual base salaries plus bonus plus non-equity and equity incentive compensation, excluding non-recurring special purpose grants. The foregoing percentages are based on the full grant date fair value of annual compensation (calculated in accordance with Accounting Standards Codification Topic 718, Compensation — Stock Compensation). Please refer to the discussion of Accounting Standards Codification Topic 718, Compensation — Stock Compensation, which precedes the 2017 Summary Compensation Table, below.
The Company emphasizes market practices in the design and administration of its executive compensation program. The Compensation Committee’s philosophy is that incentive pay should constitute a significant component of total direct compensation. The executive compensation program utilizes stock options, restricted stock awards, restricted units and performance share units, although no stock options or restricted stock awards were issued during 2017. Equity incentive performance measures should promote shareholder return and earnings growth, and the plan design should be based upon a direct connection between performance measures, the participant’s ability to influence such measures and the award levels.
The Company’s compensation consultant has recommended that the Company include stock options, restricted stock awards, restricted stock units as well as performance based stock awards. Consistent with the recommendation of the compensation consultant, the Compensation Committee has included restricted stock units and performance awards as components of the 2017 incentive compensation program.

Executive Compensation Program Overview
The Company appreciates that over 97% of shares voting at the 2017 Annual Meeting of Shareholders approved the compensation of the named executive officers, as disclosed in the 2017 proxy statement, and the Compensation Committee views this as an indication that the Company has been effective in implementing its compensation philosophy and objectives. Nevertheless, the Compensation Committee recognizes that executive pay practices and governance continue to evolve, and the Compensation Committee continues to evaluate the Company’s practices in this area, including through the use advisors, to help ensure that they support the Company’s overall strategic goals. The four primary components of the executive compensation program are:
•
base salary and bonus,

•
non-equity incentives,

•
equity incentives, and

•
benefits.

1. Base Salary and Bonus
Base salary is designed to provide competitive levels of compensation to executives based upon their experience, duties and scope of responsibility. The Company pays base salaries because it provides a basic level of compensation and is necessary to recruit and retain executives. The Company may use annual base salary adjustments to reflect an individual’s performance or changed responsibilities. Base salary levels are also used as a benchmark for the amount of incentive compensation opportunity provided to an executive. For example, participation in the cash incentive plan (“CIP”) is set within a range based upon the executive’s scope of responsibility and the executive’s performance.
As discussed above, the Company’s executive compensation program emphasizes targeting the total amount of compensation to peer group practices with a mix of compensation, including a significant component of incentive compensation. At lower executive levels, base salaries represent a larger proportion of total compensation but at senior executive levels total compensation contains a larger component of incentive compensation opportunities.
Historically, the Company has paid bonuses for executive officers for special circumstances but does not regularly utilize discretionary bonuses as a significant part of the executive compensation program. The Compensation Committee has recently re-examined its position regarding discretionary compensation, including discretionary bonuses, and has utilized discretionary bonuses in connection with the successful completion of certain recent acquisitions. In 2017, the Compensation Committee approved discretionary bonuses in the form of restricted stock units and cash to certain executive officers, including Messrs. Makris, Fehlman, Casteel, and Kanneman, for exemplary service and leadership in connection with the Company’s acquisitions of Citizens National Bank, Hardeman County Investment Company, Inc., First Texas BHC, Inc., and Southwest Bancorp, Inc.
2. Non-Equity Incentives
The Company uses the CIP as a short-term incentive to encourage achievement of its annual performance goals. The CIP focuses on the achievement of annual financial goals and awards. The CIP is designed to:
•
support strategic business objectives,

•
promote the attainment of specific financial goals for the Company and the executive,

•
reward achievement of specific performance objectives, and

•
encourage teamwork.

The CIP is designed to provide executives with market competitive compensation based upon their scope of responsibility. The size of an executive’s CIP award is influenced by these factors, market practices, Company performance and individual performance. The Compensation Committee generally sets the annual CIP award for an executive to provide an incentive at the market median for expected levels of performance. All of the named executive officers participate in the CIP. Awards earned under the CIP are contingent upon employment with the Company through the payment date in the first quarter of the following fiscal year (no later than March 15), except for payments made in the event of death, retirement or disability.
The ultimate amount paid to an executive under the CIP is a function of four variables:
•
the executive’s target award;

•
the goals set for the Company;

•
the payout amounts established by the Compensation Committee which correspond to Threshold, Target and Maximum levels of performance; and

•
the Compensation Committee’s determination of the extent to which the goals were met.

Effective for 2017, the Compensation Committee approved company-wide core diluted earnings per share and efficiency ratio as underlying performance parameters for the CIP, and developed corresponding threshold, target, and maximum performance levels for each measure. The Committee also set target annual incentive opportunities for each named executive officer, measured as a percentage of base salary. Threshold and maximum payout opportunities, at 50% and 200% of target, were established for each performance goal. No portion of the annual incentive payout is guaranteed. If threshold core diluted earnings per share or threshold efficiency ratio performance levels are not achieved, no payouts will be made under the CIP for that plan goal. To incent CIP participants to make decisions that have positive long-term impact on the Company, even at the expense of short-term results, and to prevent unusual gains and losses from having too great an impact on plan payouts, the Compensation Committee retained discretion to exclude items impacting comparability from company-wide results and adjust actual results for specific items that occurred during the plan year. Further, the Compensation Committee reserves the right to adjust the amount payable under the CIP in accordance with any standard or on any other basis (including a discretionary basis), as the Compensation Committee may determine.
Since 2016, the CIP plan design reflects changes to prior year practices implemented after the Compensation Committee’s review of annual incentive pay practices at the Company. These plan design changes include:
•
Using core diluted earnings per share as a corporate performance measure in place of core net income. This change was made to utilize a metric the computation of which would not be adversely affected by the consummation of acquisitions during the year.

•
Through the use of core diluted earnings per share and efficiency ratio, continuing to emphasize overall Company performance to determine incentive pay for CIP participants, but also taking into account, for certain executives, individual performance criteria related the executive’s duties or performance components within the business line the executive manages (as discussed further below).

•
Using core diluted earnings per share rather than core net income as the single performance hurdle which must be achieved prior to any payouts under the CIP. Core earnings per share was selected as the plan hurdle to ensure that a sufficient level of corporate profit is attained to support the payment of annual incentive compensation.

The committee sets the performance measures in the first quarter of each year based on management’s confidential business plan and budget for the coming year, which typically includes planned revenue growth, cost management and profit goals. The committee also sets threshold, target and maximum performance levels. Maximum performance levels reflect ambitious goals which can only be attained when business results are exceptional. Threshold performance levels for the components are usually set at the prior year’s performance level (unless a higher threshold is determined to be appropriate due to unsatisfactory financial performance in the prior year) or based on an analysis of the budget for the coming year.

The committee also assesses actual performance relative to pre-set levels and, in doing so, determines the amount of any final award payment. In determining final awards and in evaluating personal performance, the committee considers adjustments to GAAP net income and other corporate performance measures for unplanned, unusual or non-recurring items of gain or expense.
Each participant in the CIP is allocated a targeted incentive as a percentage of his or her base salary which is payable if the Company’s performance satisfies the Target performance points for all components under the CIP and satisfies the qualifying criteria. The table below shows the targeted benefit for the named executive officers for 2017.
Executive Name & Title	Targeted Benefit (% of Base Salary)	Targeted Benefit ($)
George A. Makris, Jr., Chief Executive Officer	85.00%	$556,750
Robert A. Fehlman, Chief Financial Officer	70.00%	$248,500
Marty D. Casteel, Senior Executive Vice President	70.00%	$248,500
Mark W. Funke, President & CEO, Bank SNB	*	*
Paul D. Kanneman, EVP, Chief Information Officer	40.00%	$102,000

*
Mr. Funke was employed by the Company in October, 2017 following the Southwest Bancorp, Inc. acquisition and did not participate in the CIP program during 2017.

For the participating named executive officers (except Mr. Kanneman), the identification and weighting of the CIP components is uniform and limited to core diluted earnings per share and efficiency ratio. For Mr. Kanneman and certain other business executives participating in the plan, the applicable CIP components may also include individual performance criteria related the executive’s duties or performance components within the business line the executive manages. Further, the weighting of the CIP components may vary among the other participants in the CIP. The weighting of the CIP components for the named executive officers participating in the CIP in 2017 is as follows:
Component	All NEOs (except Kanneman)	Kanneman
Core Diluted Earnings per Share	50%	35%
Efficiency Ratio	50%	35%
Individual Performance Criteria	0%	30%
Generally, each component (other than individual performance criteria) has three performance levels that determine the participant’s payout for that component, Threshold, Target and Maximum. No payout is earned for a component if the Company’s performance is below the Threshold. The Company’s performance at the Threshold level for a component entitles the participant to 50% of the participant’s targeted benefit times the weighting factor for such component. The Company’s performance at the Target level for a component entitles the participant to 100% of the participant’s targeted benefit times the weighting factor for such component. The Company’s performance at the Maximum level entitles the participant to 200% of the participant’s targeted benefit times the weighting factor for such component. Performance in excess of the Maximum does not entitle the participant to a benefit in excess of the maximum benefit times the weighting of that component. If the performance with respect to any component is in excess of the Threshold but less than the Maximum, then the participant’s entitlement is a prorated percentage computed based upon the Company’s actual performance in proportion to the closest performance level for that component.
The core diluted earnings per share is based upon the Company’s core earnings (net income adjusted to exclude the tax adjusted merger related expense, branch right sizing expense, any FDIC Loss Share termination expense and any non-recurring expenses) divided by the diluted average number of shares outstanding for the period. For the participating named executive officers, this component is allocated 50% of the participant’s targeted CIP benefit. The performance levels for 2017 were set by the Compensation Committee based upon the Company’s performance for 2016. The core earnings per share target is set at $1.775, representing an 8% increase from the core earnings per share for 2016. The threshold level is set at

$1.64 (2016 actual diluted core earnings per share) and the maximum is set at $1.86 (105% of the target level). (Notably, for purposes of discussion, metrics throughout this proxy statement have been adjusted to reflect a 2-for-1 stock split, which was effected on February 8, 2018.) If the core earnings per share is below the threshold, there will be no core earnings per share entitlement. The prorated formula for performance in excess of the Threshold but less than Target provided a benefit from the corporate core net income component of 74% of the allocated target benefit. A more detailed discussion on CIP qualifying and limitation criteria is set forth below.
The efficiency ratio component is based upon the Company’s efficiency ratio for 2017. Efficiency Ratio means non-interest expense (excluding non-recurring items, foreclosed property expense, amortization of intangibles and goodwill impairments) divided by the sum of net interest income plus non-interest revenues (excluding gains from securities and non-recurring items). For the participating named executive officers, this component is allocated 50% of the participant’s targeted CIP benefit. The committee establishes a Threshold, Target and Maximum for the efficiency ratio of the Company. The performance levels for 2017 were set by the Compensation Committee based upon the Company’s performance for 2016. The Threshold, Target and Maximum were set at 59.0, 56.0% and 53.0%, respectively, or 95% and 89% of the 2017 Threshold. The actual efficiency ratio for 2017 was 55.3%. The 2017 results for this component exceeded the Target but did not reach the Maximum for 2017. The prorated formula for performance in excess of the Target but less than Maximum provided a benefit from the efficiency ratio improvement component of 123% of the allocated target benefit.
Benefit Level(1)	Threshold 50%	Target 100%	Maximum 200%	2017 Results	2017 Prorated Benefit Level
Core Diluted Earnings per share	$1.64	$1.775	$1.86	$1.705	74.0%
Efficiency Ratio	59.0%	56.0%	53.0%	55.3%	123.0%
Aggregate Benefit(2)					98.5%

(1)
The percentage shown is the percentage of the target benefit for this component earned for performance of the component at the designated level.

(2)
The percentage shown is the percentage of the target benefit earned for performance of the above two components at the designated levels based upon the 50% weighting for each component applicable to all participating NEOs.

In addition to the performance based components discussed above, the CIP has a qualifying criterion that must be satisfied annually in order for any participant to qualify for benefits under the CIP. The failure to satisfy the qualifying criterion will prevent the participant from earning any CIP benefit to which he or she would have been entitled based upon the CIP components discussed above. The qualifying criterion for 2017 was the Company’s earnings per share must exceed $1.33. In summary, the Compensation Committee determined that for 2017 the Company did satisfy the qualifying criterion, the core diluted earnings per share component and the corporate efficiency ratio component. A summary of the CIP payments to the participating named executive officers for 2017 are shown in the following table.
Name	Component	Weighting Factor (%)	Targeted Incentive ($)	Earned Benefit Level (%)	Incentive Earned ($)
George A. Makris, Jr.	Core Diluted Earnings per share	50%	$278,375	74.0%	$205,998
	Efficiency Ratio	50%	278,375	123.0%	342,401
	Total CIP Benefit			98.5%	$548,399
Robert A. Fehlman	Core Diluted Earnings per share	50%	$124,250	74.0%	$91,945
	Efficiency Ratio	50%	124,250	123.0%	152,828
	Total CIP Benefit			98.5%	$244,773
Marty D. Casteel	Core Diluted Earnings per share	50%	$124,250	74.0%	$91,945
	Efficiency Ratio	50%	124,250	123.0%	152,828
	Total CIP Benefit			98.5%	$244,773

Name	Component	Weighting Factor (%)	Targeted Incentive ($)	Earned Benefit Level (%)	Incentive Earned ($)
Mark W. Funke(a)
Paul D. Kanneman	Core Diluted Earnings per share	35%	$35,700	74.0%	$26,418
	Efficiency Ratio	35%	35,700	123.0%	43,911
	Individual Performance Factors	30%	30,600	66.7%	20,400
	Total CIP Benefit			89.0%	$90,729

(a)
Mr. Funke was employed by the Company in October, 2017 following the Southwest Bancorp, Inc. acquisition and did not participate in the CIP program during 2017.

3. Equity Incentives
Historically, the Company has made stock option and/or restricted stock grants to executives of the Company and its subsidiary banks. These awards are generally granted once a year, although in special circumstances additional grants may be made. These awards are used to create a common economic interest among executives and shareholders and to recruit and retain qualified executives. Historically, the Company’s stock options generally have an exercise price equal to the closing price of the Company’s stock at the time of the grant, a ten year term and vest in equal installments over five years after the date of grant. The Company’s restricted stock grants generally do not require any payment from the participant and vest in equal installments over three to five years after the date of grant, although vesting may be over a shorter period if the participant is nearing retirement. On several occasions in the past, the committee has chosen to grant non-qualified stock options when under the specific circumstances the desired grants would not qualify as incentive stock options or the committee determined that stock appreciation rights should be granted with the options. Prior to 2009, the Company had generally utilized incentive stock options for most executives, but due to changes in the accounting rules regarding stock-based compensation and the turmoil in the banking industry during the Great Recession, the Company decided in 2009 to de-emphasize stock options and increase the use of restricted stock in making future grants. No stock options were granted as a component of executive compensation during 2017.
Effective for 2015 and thereafter, the Compensation Committee revised the operation of the Company’s equity incentive program, including the adoption of a Long Term Incentive Plan (“LTIP”) under the Simmons First National Corporation 2015 Incentive Plan. The major components of the LTIP are non-qualified stock options, restricted stock awards (“RSAs”), restricted stock units (“RSUs”) and performance shares units (“PSUs”) that are settled in shares of common stock based on results over a three-year performance period.
Stock Options reward stock price appreciation directly by providing the opportunity for compensation only if the Company’s stock price increases from the date of grant. As previously stated, no stock options were granted in 2017. PSUs reward the achievement over a 3-year performance period of specified financial performance criteria specified in the PSU at the time of the grant. Achievement of a threshold level of performance results in a payout equal to 50% of each participant’s approved target opportunity. Target performance results in a payout equal to 100% of the targeted opportunity. The maximum number of shares that can be earned for each of these performance measures is 200% of the targeted number of PSUs. The ultimate value of performance shares, which are paid in stock, is also impacted directly by stock price appreciation or depreciation over the performance period. Dividend equivalents are paid at the conclusion of the performance period based on the number of shares actually earned during the applicable performance period. If the performance with respect to any component is in excess of the Threshold and less than the Maximum, then the participant’s entitlement is a prorated percentage computed based upon the Company’s actual performance in proportion to the closest performance points for that component.
For the three-year performance period commencing in 2017 (“2019 Performance Period”), the allocation of the equity vehicles under the LTIP is anticipated to be 50% in RSUs and 50% in PSUs. Performance does not increase the payout on the portion of the incentive allocated to RSUs, while performance above the Target may increase the payout on PSUs up to 200% of the Target payout level, hereby providing an approximate overall limitation on the LTIP benefits of 150% of Target payout.

When performance based grants of restricted stock are utilized, the Compensation Committee identifies the specific components of the Company’s financial performance to be used in determining the grants. The components are weighted to emphasize the current strategic focus of the Company. The Compensation Committee sets Threshold, Target and Maximum performance levels for each component which if satisfied will entitle the participant to 50%, 100% and 200%, respectively, of the participant’s targeted benefit attributable to that component. The Company’s performance at the Threshold level for a component entitles the participant to 50% of the Participant’s target benefit times the weighting factor for such component. The Company’s performance at the Target level for a component entitles the participant to 100% of the Participant’s target benefit times the weighting factor for such component. The Company’s performance at the Maximum level entitles the participant to 200% of the Participant’s target benefit times the weighting factor for such component. Performance in excess of the Maximum does not entitle the participant to a benefit in excess of the maximum target benefit times the weighting of that component. If the performance with respect to any component is in excess of the Threshold and less than the Maximum, then the participant’s entitlement is a prorated percentage computed based upon the Company’s actual performance in proportion to the closest performance points for that component.
In order to transition into three-year performance cycles under the LTIP, for 2015, the initial year in which grants were made under the LTIP, each participant received three grants, based upon the Company’s performance under the specified performance metrics for performance periods ending December 31 of 2015, 2016, and 2017. The equity incentive grant for the 2015 performance period consisted of non-qualified stock options vesting in installments over three years and a performance based restricted stock grant based upon the Company’s performance under the specified performance criteria during the 2015 performance period. This restricted stock award vested immediately upon grant. Additionally, the LTIP utilized two shortened “stub” performance periods, one ending on December 31, 2016 and one ending on December 31, 2017 to create a rolling three-year cycle of LTIP grants. The grants for the stub periods (“Transition Grants”) consist of non-qualified stock options and PSUs. These stub periods have distinct performance goals, based on the shortened performance period, and payouts occurred at the end of each “stub” performance period based on performance against the stub period core earnings per share and core return on average tangible common equity goals. For LTIP grants made in 2016 and thereafter, the awards are based upon a regular three-year performance cycle.
2019 Performance Period Grant
The equity incentive granted for the 2019 Performance Period (three-year period 2017 – 2019) consists of 50% RSUs and 50% PSUs. The RSUs granted for the 2019 performance period are timed vested in approximately equal installments on the first second and third anniversary of the grant date. For the 2019 Performance Period, the PSUs were granted to the equity incentive plan participants in January 2017 and will be payable in early 2020 after certification of the results of the 2019 Performance Period by the committee. In January 2017, the Compensation Committee established the performance criteria and the target payout for the PSUs, under the LTIP, including the participating named executive officers. The table below sets forth certain details for the equity incentive for the participating named executive officers in the 2019 Performance Period:
Executive Name & Title	Targeted Equity Incentive (% of Salary)*	Targeted Equity Incentive ($)	RSU Allocation ($)	PSU Allocation ($)
George A. Makris, Jr., CEO	125%	$807,904	$403,952	$403,952
Robert A. Fehlman, CFO	80%	276,472	138,236	138,236
Marty D. Casteel, SEVP	80%	276,472	138,236	138,236
Mark W. Funke, Pres. Bank SNB**
Paul D. Kanneman, EVP, CIO	40%	124,138	62,069	62,069

*
The percentage set forth in this table reflects the targeted equity incentive as a percentage of the annual salary level of the NEO on January 1, 2017.

**
Mr. Funke was employed by the Company in October, 2017 following the Southwest Bancorp, Inc. acquisition and did not participate in the Company’s equity incentive plan during 2017.

For grants made for the 2019 Performance Period, the Compensation Committee set the PSU financial performance criteria as a single component, subject to a modifier based upon a separate metric. The specified component is core diluted earnings per share and the modifier is the total shareholder return ratio. The performance levels for the 2019 Performance Period were set based upon the Company’s performance for 2016. The core diluted earnings per share target is set at $2.12, representing a 9% annual growth during the 2019 Performance Period from the core diluted earnings per share for 2016. The threshold level is set at $1.91 (90% of the target level) and the maximum is set at $2.225 (105% of the target level). If the core diluted earnings per share is below the threshold, there will be no core diluted earnings per share entitlement.
If at least threshold performance is satisfied for the core diluted earnings per share component, then the core diluted earnings per share entitlement is subject to modification based upon the total shareholder return ratio. The total shareholder return ratio is the average total shareholder return for SFNC during the 2019 Performance Period divided by the total shareholder return of the SNL Mid Cap US Bank Index over the same period computed over the last twenty trading days during the 2019 Performance Period. If the total shareholder return ratio is less than 90% (threshold), then the TSR modifier shall be 80%; if the total shareholder return ratio is 90% to 110% (target), the TSR modifier shall be 100%; and if the total shareholder return ratio exceeds 110% (maximum), the TSR modifier shall be 120%. The PSU payout percentage shall be the product of the core diluted earnings per share entitlement multiplied by the TSR modifier, provided that in no event may the PSU payout percentage exceed 200% of the target.
2019 Performance Period Performance Criteria
Component	Threshold (50%)	Target (100%)	Maximum (200%)
Core diluted earnings per share	$1.91	$2.12	$2.225
Modifier	Threshold (80%)	Target (100%)	Maximum (120%)
Total Shareholder Return Ratio	<90%	90% – 110%	>110%
In addition to the performance based restricted stock grants, the Compensation Committee periodically utilizes time-vested restricted stock grants in the form of RSAs or RSUs in connection with hiring or promoting executives within the Company and as equity incentives for senior officers below the executive level. During 2017, two-hundred fifty-eight Company officers received time vested restricted stock unit grants.
Please refer to the section below, “Other Guidelines and Procedures Affecting Executive Compensation” for additional information regarding the Company’s practices when granting stock options and restricted stock units.
4. Benefits
A. Profit Sharing and Employee Stock Ownership Plan
The Company previously offered a combination profit sharing and employee stock ownership plan. This plan was open to substantially all of the employees of the Company including the named executive officers. The plan and the contributions to the plan were designed to provide for retirement benefits to employees and allow the employees of the Company to participate in the ownership of stock in the Company. During 2016, the Company terminated this plan and merged it into the Company’s 401(k) plan.
B. 401(k) Plan
The Company offers a qualified 401(k) Plan in which it makes matching contributions to encourage employees to save money for their retirement. Additionally, the Company may make profit-sharing contributions to the plan which are allocated among participants based upon plan compensation without regard to participant contributions. This plan, and the contributions to it, enhance the range of benefits offered to executives and enhance the Company’s ability to attract and retain employees. Under the terms of the 401(k) Plan, employees may defer a portion of their eligible pay, up to the maximum allowed by I.R.S. regulation, and the Company matches 100% of the first 3% of compensation and 50% of the next 2% of compensation for a total match of 4% of eligible pay for each participant who defers 5% or more of his or her eligible pay. Additionally, for 2017 the Compensation Committee has approved a discretionary contribution of 2.24% of aggregate associate compensation into the 401(k) plan based upon the Company satisfying certain internal financial performance criteria, which will be made as soon as administratively feasible.
C. Perquisites and Other Benefits
Historically, perquisites and other benefits have represented a small part of the overall compensation package, and are offered only after consideration of business need. The Compensation Committee annually reviewed the perquisites and other personal benefits that are provided to senior management. The primary perquisites were automobile allowances, club memberships and certain relocation and moving expenses. For 2016 and thereafter, the Company has chosen to substantially change the manner in which it provides perquisites to senior management officers. Rather than administer separate perquisite programs for numerous officers within the Company, the Company will provide a cash stipend to executive officers to cover the costs of such items that the officer needs to perform his or her duties. The stipends are taxable income to the officers and are generally uniform in amount for officers with similar duties and responsibilities.
D. Post-Termination Compensation
Deferred Compensation Arrangements.   In 2017, the Company maintained five non-qualified deferred compensation arrangements designed to provide supplemental retirement pay from the Company to certain of the executive officers. Three of the named executive officers had such agreements with the Company. The Deferred Compensation Agreements for Messrs. Makris, Fehlman and Casteel are non-qualified defined benefit type plans. The Company bears the entire cost of benefits under these plans. The Company provides retirement benefits in order to attract and retain executives. The amounts payable to the participants under these plans are determined by each plan’s benefit formula, which is described in the section below “Pension Benefits Table.”
Additionally, in 2017 the Company adopted the Simmons First National Corporation Deferred Compensation Plan (“NQDC Plan”). The NQDC Plan is as a non-qualified deferred compensation plan in the form of an excess contribution plan primarily open to Executive Officers and other highly compensated individuals whose compensation exceeds the annual tax code limit on compensation that can be taken into account for purposes of contributions to the Company’s 401(k) Plan. Under the NQDC Plan, participants may make contributions of up to 90 percent of base salary, bonus, commissions and cash incentive pay (“Plan Compensation”) on a nonqualified basis. The Company’s matching contribution under the plan is limited to four percent (4%) of Plan Compensation, provided the Executive Officer has elected a deferral rate on base salary of at least five percent (5%) for the year.
The NQDC Plan provides for discretionary non-elective Company contributions to the accounts of the participants at the discretion of the Company. Benefits under the NQDC Plan are fully vested at all times and are payable only upon separation from service according to the 409A compliant distribution election made by the Executive Officer upon election to participate in the plan.
Changes in Control.   The Company has entered into Change in Control Agreements (“CIC Agreements”) with members of senior management of the Company and its subsidiaries, including each of the named executive officers. The Company entered into the CIC Agreements because the banking industry has been consolidating for a number of years and it does not want its executives distracted by a rumored or actual change in control. Further, if a change in control should occur, the Company wants its executives to be focused on the business of the organization and the interests of shareholders. In addition, it is important that the executives can react neutrally to a potential change in control and not be influenced by personal financial concerns. The Company believes the CIC Agreements are consistent with market practice and assist the Company in retaining its executive talent. The level of benefits for the named executive officers ranges from two to three times certain elements of their compensation which the Compensation Committee believes is competitive with the banking industry as a whole and specifically with the designated peer group.
Upon a change in control, followed by a termination of the executive’s employment by the Company without “Cause” or by the executive after a “Trigger Event,” the CIC Agreements require the Company to pay or provide the following to the executive:
•
a lump sum payment equal to two or three times the sum of the executive’s base salary (the highest amount in effect anytime during the twelve months preceding the executive’s termination date) and the executive’s incentive compensation (calculated as the higher of the target CIP for the year of termination or the average of the executive’s last two years of actual CIP awards);

•
with respect to certain executives, up to three years of additional coverage under the Company’s health, dental, life and long-term disability plans; and

•
a payment to reimburse the executive, in the case of Messrs. Fehlman and Casteel, for any excise taxes on severance benefits that are considered excess parachute payments under Sections 280G and 4999 of the Internal Revenue Code plus income and employment taxes on such tax gross up as well as interest and penalties imposed by the IRS.

In addition, upon a change in control, all outstanding stock options vest immediately and all restrictions on restricted stock and restricted stock units lapse. In the case of PSUs if the change in control occurs after the first nine months of the applicable performance period then the PSU will vest and be payable at the target benefit level, otherwise the PSU is terminated. Also, any CIP benefits become payable at the target benefit level and are pro-rated for the period elapsed. Further, upon a change in control, the requirement under the deferred compensation agreements for Messrs. Fehlman, Makris and Casteel that the participant remain employed until retirement age (age 60 for Mr. Fehlman, age 65 for Mr. Makris and age 67 for Mr. Casteel) is deleted and the benefit is immediately vested.
The Company believes that CIC Agreements should encourage retention of the executives during the negotiation and following a change in control transaction, compensate executives who are displaced by a change in control and not serve as an incentive to increase an executive’s personal wealth. Therefore, the CIC Agreements require that there be both a change in control and an involuntary termination without “Cause” or a voluntary termination within six months after a “Trigger Event” which is often referred to as a “double-trigger.” The double-trigger ensures that the Company will become obligated to make payments under the CIC Agreements only if the executive is actually or constructively discharged as a result of the change in control.
After a prior review of the existing CIC Agreements, the Company adopted a policy not to approve any new CIC Agreements containing a single trigger or a tax gross-up feature or any amendments to existing CIC Agreements to implement a single trigger or tax gross-up feature. The Compensation Committee reviews the general elements and salary structure of the Company’s compensation plan annually and makes adjustments to ensure that it is consistent with its compensation philosophies, Company and personal performance, current market practices, assigned duties and responsibilities and inflation.
Executive Retention Programs
The Company adopted the Simmons First National Corporation Executive Retention Program — 2012 on November 26, 2012. This program consisted of cash payments ($125,000 for Mr. David Bartlett and $25,000 for Messrs. Fehlman and Casteel) and restricted stock grants (4,929 shares for Mr. Bartlett and 986 shares for Messrs. Fehlman and Casteel) under the Company’s existing executive equity incentive plans. The 2012 program requires the participants to remain in the employ of the Company until the specified vesting dates, subject to the earlier vesting due to death, disability, change in control of the Company or involuntary termination of employment without cause. The restricted stock grants under the program were made on January 2, 2013, and vested in two equal installments on December 31, 2016 and December 31, 2017. The cash payments vested in two equal installments on December 31, 2016 and

December 31, 2017 and were payable in January 2017 and January 2018, respectively. Mr. Bartlett retired on January 15, 2016, and the Compensation Committee approved the acceleration of the vesting of his cash and restricted stock payments under this program.
Other Guidelines and Procedures Affecting Executive Compensation
Stock-Based Compensation Procedures Regarding Compensation Committee and Board Approval.   The Compensation Committee approves all grants of stock-based compensation. Any proposed non-performance based grants (RSUs) to the CEO are originated and recommended by the Compensation Committee and then submitted to the Board of Directors for approval. Performance based equity grants (options and PSUs) are approved by the Compensation Committee. Grants to the CEO may or may not occur simultaneously with grants to other executives. Prospective grants of stock-based compensation to other executives are proposed to the Compensation Committee by the CEO. The committee considers, modifies, if necessary, and acts upon the proposed grants.
Stock-Based Compensation Procedures Regarding Timing and Pricing of Awards.   The Company’s policy is to make grants of stock options only at current market prices. Historically, the exercise price of stock options was set at the closing stock price on the day prior to the date of grant. However, options granted under the 2015 Incentive Plan will have the exercise price set at the closing stock price on the date of the grant. The Company does not grant “in-the-money” options or options with exercise prices below market value at the time of the grant. The Company’s general policy is to consider equity grants at scheduled meetings of the Compensation Committee, and such grants are either effective on the approval date or a specified future date. After the adoption of performance based grants, based upon the Company’s results for the prior year, the Committee has approved such grants in January pursuant to authority delegated to it by the Board. The Compensation Committee anticipates that it will continue this practice for equity grants under the 2015 Incentive Plan. The Company may make grants at other times throughout the year, upon due approval of the Compensation Committee or the Board, in connection with grants to the CEO or to other executives in non-routine situations, such as the hiring, promotion or retention of an executive officer or in connection with an acquisition transaction.
The Company attempts to schedule grants of equity awards at times when the market is not influenced by scheduled releases of information. The Company does not time or plan the release of material, non-public information for the purpose of affecting the value of executive compensation.
Role of Executive Officers in Determining Executive Compensation.   The Compensation Committee oversees the administration of executive compensation plans, including the design, performance measures and award opportunities for the executive incentive programs, and certain employee benefits, subject to final action by the Board of Directors in certain cases. The Board of Directors, upon approval and recommendation from the Compensation Committee, determines and approves all compensation and awards to the CEO except for performance based compensation specified under Section 162(m) of the Internal Revenue Code of 1986 (“Code”) which is approved by the Compensation Committee. The Compensation Committee determines and approves all compensation and awards to the other executives. The committee reviews the performance and compensation of the CEO. The CEO, with the assistance of the associates in the Company’s Human Resources Group, reviews the performance and compensation of the other executive officers, including the other named executive officers, and reports any significant issues or deficiencies to the committee. The Human Resources Group regularly reviews the unified compensation classification program of the Company which sets the compensation of all employees of the Company and its affiliates. The Company’s executive compensation decisions are based in part on peer data provided by the compensation consultant. Executive officers do not otherwise determine or make recommendations on the amount or form of executive compensation.
Adjustments to Incentive Compensation as a Result of Financial Inaccuracies.   The Compensation Committee’s policy is to recover improper amounts related to past awards in the event material inaccuracies are found in the Company’s financial results. Under the clawback provisions in the cash incentive plans, the committee will seek recovery of any sums improperly paid as a bonus or incentive payments made to an executive on the basis of having met or exceeded performance targets during a period in which material inaccuracies of financial results are discovered.

Share Ownership Guidelines.   The Company encourages directors and executive officers to be shareholders. The Company believes that share ownership by directors and executives is a contributing factor to enhanced long-term corporate performance. Although the directors and named executive officers already have an equity stake in the Company (as reflected in the beneficial ownership information contained in this Proxy Statement), the Company has adopted share ownership policies for directors and certain officers.
Members of the Company’s board of directors are required to own shares of the Company’s common stock with a value equal to at least three (3) times the annual retainer paid to the director for service on the board, and directors are generally given five years to comply with the stock ownership requirement. Directors are not required to purchase shares to reach this guideline but are restricted from liquidating shares received as stock options or restricted stock until the ownership guideline is satisfied.
Executive officers, designated as executive vice president or above are subject to minimum stock ownership requirements. The minimum stock ownership requirement for the Chief Executive Officer is the number of shares which when multiplied by the market price of the stock equals five times his or her salary, while the requirement for all other covered officers is the number of shares which when multiplied by the market price of the stock equals three times his or her salary. Compliance will be tested annually based upon the officer’s salary as of April 1 of such year and the average closing price of SFNC during the first quarter of such year. Officers will be given five years to comply with the stock ownership requirement.
Tax Considerations
It has been and continues to be the Compensation Committee’s intent that all non-equity incentive payments be deductible, to the extent permitted by law, unless maintaining such deductibility would undermine the Company’s ability to meet its primary compensation objectives or would otherwise not be in the Company’s best interest. The Company also regularly analyzes the tax effects of various forms of compensation and the potential for excise taxes to be imposed on the executive officers which might have the effect of frustrating the goals of such compensation. The following provisions of the Code have been considered.
Section 162(m).   Prior to 2018, Section 162(m) of the Code, as amended, provides that compensation in excess of  $1 million paid for any year to a corporation’s chief executive officer and the four other highest paid executive officers at the end of such year will not be deductible for federal income tax purposes unless: (1) the compensation qualifies as “performance-based compensation,” and (2) the Company advised its shareholders of, and the shareholders have approved, the material terms of the performance goals under which such compensation is paid. The Section 162(m) exception for performance-based compensation was repealed for 2018 and years thereafter.
Sections 280G and 4999.   The Company provides the named executive officers with change in control agreements. Certain of the change in control agreements provide for tax protection in the form of a gross up payment to reimburse the executive for any excise tax under Code Section 4999 as well as any additional income and employment taxes resulting from such reimbursement. Code Section 4999 imposes a 20% non-deductible excise tax on the recipient of an “excess parachute payment” and Code Section 280G disallows the tax deduction to the payor of any amount of an excess parachute payment that is contingent on a change in control. A payment as a result of a change in control must exceed three times the executive’s base amount in order to be considered an excess parachute payment, and then the excise tax is imposed on the parachute payments that exceed the executive’s base amount. The intent of the tax gross-up is to provide a benefit without a tax penalty to the executives who are displaced in the event of a change in control. The Company believes the provision of tax protection for excess parachute payments for certain of its executive officers is consistent with the historic market practice within the banking industry, is a valuable incentive in retaining executives and is consistent with the objectives of the Company’s overall executive compensation program.
Section 409A.   Amounts deferred under the non-qualified deferred compensation programs after December 31, 2004 are subject to Code Section 409A, which governs when elections for deferrals of compensation may be made, the form and timing permitted for payment of such deferred amounts and the ability to change the form and timing of payments initially established. Section 409A imposes sanctions for failure to comply, including accelerated income inclusion, a 20% penalty and an interest penalty. The Company has made amendments to its compensation plans to avoid application of Section 409A and continues to operate the plans in good faith compliance with all applicable laws and regulations.
Summary
In summary, the Company believes this mix of salary, formula based cash incentives for short-term performance and the equity-based compensation for long term performance motivates the Company’s management team to produce strong returns for shareholders. Further, in the view of the Compensation Committee, the overall compensation program appropriately balances the interests and needs of the Company in operating its business with appropriate employee rewards based on enhancing shareholder value.
Compensation Committee Report
The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.
Submitted by the Compensation Committee of the Board of Directors.
Jay D. Burchfield, Chairman	Steven A. Cossé	Mark C. Doramus
Jerry Hunter	Susan Lanigan	W. Scott McGeorge
Robert L. Shoptaw	Mindy West
RELATIONSHIP OF COMPENSATION POLICIES AND PRACTICES TO RISK MANAGEMENT
The Company intends that total compensation and each of its components, including base salary, bonus, incentive compensation (if applicable), retirement and other benefits should be market competitive and consistent with the Company’s performance goals. The Company seeks to attract, retain, develop and reward high performing associates who are committed to the Company’s success. Base salaries are set based upon the job classification and incentive compensation (if applicable) is based on Company and individual performance.
The Company has not identified any compensation practice or policy that presents risks that are reasonably likely to have a material adverse effect on the Company. The Company strives to ensure that its compensation programs do not create inappropriate risks for the Company. As a part of its general review of the Company’s compensation programs, the Compensation Committee:
Reviews with management the Company’s employee compensation plans to take all reasonable steps to identify and limit any unnecessary risks that these plans pose to the Company;
Reviews with management the compensation plans for the named executive officers and makes all reasonable efforts to ensure that these plans do not encourage the named executive officers to take unnecessary and excessive risks; and
Reviews the Company’s compensation programs to identify and revise any features in the compensation programs that would encourage the misstatement or manipulation of the Company’s financial information or reported earnings to enhance employee compensation.
The reviews include consideration of risks in all compensation programs and factors designed to mitigate risks in such programs. The Company has implemented “clawback” provisions in its incentive compensation programs, requiring any of the participants to repay any bonus or incentive compensation that was based upon statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate.

SUMMARY OF COMPENSATION AND OTHER PAYMENTS TO THE
NAMED EXECUTIVE OFFICERS
Overview.   The following sections provide a summary of cash and certain other amounts paid for the year ended December 31, 2017 to the named executive officers. Except where noted, the information in the Summary Compensation Table generally pertains to compensation to the named executive officers for the year ended December 31, 2017. The compensation disclosed below is presented in accordance with SEC regulations. According to those regulations, the Company is required in some cases to include:
•
amounts paid in previous years;

•
amounts that may be paid in future years, including amounts that will be paid only upon the occurrence of certain events, such as a change in control of the Company;

•
amounts paid to the named executive officers which might not be considered “compensation” (for example, distributions of deferred compensation earned in prior years, and at-market earnings, dividends or interest on such);

•
an value for share-based compensation equal to the fair value of the grant as presumed under accounting regulations, even though such value presumes the option will not be forfeited or exercised before the end of its 10-year life, and even though the actual realization of cash from the award depends on whether the stock price appreciates above its price on the date of grant, whether the executive will continue his employment with the Company and when the executive chooses to exercise the option; and

•
the increase in present value of future pension payments, even though such increase is not cash compensation paid this year and even though the actual pension benefits will depend upon a number of factors, including when the retires, his compensation at retirement and in some cases the number of years the executive lives following his retirement.

Therefore, you are encouraged to read the following tables closely. The narratives preceding the tables and the footnotes accompanying each table are important parts of each table. Also, you are encouraged to read this section in conjunction with the discussion above at “Compensation Discussion and Analysis.”
2017 SUMMARY COMPENSATION TABLE
The following table provides information concerning the compensation of the named executive officers for 2015, 2016 and 2017, the most recently completed fiscal year. The column “Salary” discloses the amount of base salary paid to the named executive officer during each year. The column “Bonus” discloses cash amounts paid to named executive officers as discretionary bonuses. In the columns “Stock Awards” and “Option Awards,” SEC regulations require the disclosure of the award of stock or options at the grant date fair value measured in dollars and calculated in accordance with Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“Topic 718”). For restricted stock, the Topic 718 fair value per share is the closing price of the stock on the date of grant. For stock options, the Topic 718 fair value per share is based on certain assumptions which are explained in footnote 14 to the Company’s financial statements which are included in the annual report on Form 10-K. The amounts shown in the Summary Compensation Table include the fair value of the option grants, restricted stock unit grants and Performance Share unit grants in the year of grant, without regard to any deferred vesting. Please also refer to the second table in this Proxy Statement, “Grants of Plan-Based Awards.”
Restricted stock awards (“RSAs”) may vest on a single date or may vest on multiple dates over an extended period after the date of grant. RSAs are conditioned on the participant’s continued employment with the Company, and may also have additional restrictions, including performance conditions. Restricted stock allows the participant to vote and receive dividends prior to vesting.
Restricted stock units (“RSUs”) are a contingent right to receive shares of the Company’s stock upon satisfaction of certain vesting criteria. RSUs may vest on a single date or may vest on multiple dates over an extended period after the date of grant. RSUs are conditioned on the participant’s continued employment with the Company, and may also have additional restrictions, including performance conditions. RSUs do not allow the participant to vote or receive dividends prior to vesting. While no dividends are paid on the shares underlying the RSUs, the RSU program may provide for a cash bonus in an amount equal to the dividends which would have been earned on the shares during the period from grant until issuance.
Performance Share Units (“PSUs”) represent the right to receive a share of stock upon the Company’s satisfaction of certain specified economic performance criteria. The performance period for the PSUs is generally three years but may utilize shorter periods to phase in a new PSU program. The PSUs typically vest at the end of the performance period following certification by the Compensation Committee at which time the shares earned under the PSU, if any, are paid to the participant. PSUs are conditioned on the participant’s continued employment with the Company and satisfaction of specified performance criteria but may have additional restrictions. PSUs do not allow the participant to vote the underlying shares. While no dividends are paid on the shares underlying the PSUs, the PSU program may provide for a cash bonus in an amount equal to the dividends which would have been earned on the shares during the performance period.
The column “Non-Equity Incentive Plan Compensation” discloses the dollar value of all earnings for services performed during the fiscal year pursuant to awards under non-equity incentive plans, including the EIP. Whether an award is included with respect to any particular fiscal year depends on whether the relevant performance measure was satisfied during the fiscal year. For example, the CIP awards are annual awards and the payments under those awards are made based upon the achievement of financial results measured as of December 31 of each fiscal year; accordingly, the amount reported for CIP corresponds to the fiscal year for which the award was earned even though such payment was made after the end of such fiscal year.
The column “Change in Pension Value and Nonqualified Deferred Compensation Earnings,” discloses the sum of the dollar value of  (1) the aggregate change in the actuarial present value of the named executive officers accumulated benefit under all defined benefit and actuarial pension plans (including supplemental plans) in effect during the indicated years; and (2) any above-market or preferential earnings on nonqualified deferred compensation, including on nonqualified defined contribution plans. The annual increase in the present value of the benefits for the named executive officers under their deferred compensation plans are disclosed in this column.
The column “All Other Compensation” discloses the sum of the dollar value of:
•
perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is less than $10,000;

•
all “gross-ups” or other amounts reimbursed during the fiscal year for the payment of taxes;

•
amounts paid or which became due related to termination, severance or a change in control, if any;

•
the contributions to vested and unvested defined contribution plans; and

•
any life insurance premiums paid during the year for the benefit of a named executive officer.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(a)	Total ($)
George A. Makris, Jr. Chairman & CEO	2017	$687,500	$30,000	$807,903	$0	$563,168	$104,802	$100,462	$2,293,835
	2016	$625,000	$0	$1,016,808	$158,828	$467,819	$93,546	$44,074	$2,406,075
	2015	$595,000	$45,000	$1,113,397	$591,759	$622,668	$90,339	$42,282	$3,100,445
Robert A. Fehlman, Chief Financial Officer	2017	$365,000	$10,000	$990,221	$0	$250,767	$223,732	$65,722	$1,905,442
	2016	$344,500	$0	$386,995	$57,094	$216,265	$111,859	$45,686	$1,162,399
	2015	$334,000	$0	$472,779	$262,780	$249,665	$89,440	$48,327	$1,456,991
Marty D. Casteel, Senior Executive Vice President	2017	$365,000	$10,000	$990,221	$0	$250,767	$112,528	$37,714	$1,766,230
	2016	$344,500	$0	$386,995	$57,094	$216,265	$95,878	$43,415	$1,144,147
	2015	$334,000	$0	$472,779	$262,780	$249,665	$94,502	$45,541	$1,459,267
Mark W. Funke, President & CEO Bank SNB(b)	2017	$96,875	$325,000	$1,150,000	$0	$0	$0	$9,003	$1,580,878
Paul D. Kanneman, Executive Vice President Chief Information Officer(c)	2017	$255,000	$0	$543,169	$0	$90,279	$0	$31,578	$920,475

(a)
This category includes perquisites and other benefits for 2017:

	401(k) Plan	Executive Exp. Stipend	Supplemental Retirement Plan	Insurance Premiums	Dividends on Unvested Restricted Shares	Total Other Compensation
Mr. Makris	$16,848	$12,000	$58,552	$7,539	$5,525	$100,462
Mr. Fehlman	$16,848	$12,000	$21,955	$10,164	$4,755	$65,722
Mr. Casteel	$16,848	$9,000	$0	$7,479	$4,387	$37,714
Mr. Funke	$6,048	$0	$0	$2,955	$0	$9,003
Mr. Kanneman	$16,848	$12,000	$0	$2,730	$0	$31,578
(b)
Mr. Funke was employed by the Company on October 19, 2017.

(c)
Mr. Kanneman was employed by the Company on January 2, 2017.

2017 GRANTS OF PLAN-BASED AWARDS
This table discloses information concerning each grant of an award made to a named executive officer in 2017. This includes CIP, stock option awards, restricted stock awards, restricted stock unit awards and performance share unit awards under the Company’s equity incentive plans, which are discussed in greater detail in this Proxy Statement under the caption “Compensation Discussion and Analysis.” The Threshold, Target and Maximum columns reflect the range of estimated payouts under the CIP. In the 7th and 8th columns, the number of shares of common stock underlying options granted in the fiscal year and corresponding per-share exercise prices are reported. In all cases, the exercise price was equal to the closing market price of the common stock on the date of grant. Finally, in the 9th column, the aggregate value computed under the Accounting Standards Codification Topic 718, Compensation — Stock Compensation, for all awards made in 2017 is reported.

GRANTS OF PLAN-BASED AWARDS
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(a)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
George A. Makris, Jr.
CIP	01-01-17	$278,375	$556,750	$1,113,500
Equity Plans	01-18-17				6,812	13,624(b)	27,248				$403,952
Equity Plans	01-18-17							13,624(c)			$403,952
Robert A. Fehlman
CIP	01-01-17	$124,250	$248,500	$497,000
Equity Plans	01-17-17				2,363	4,726(b)	9,452				$138,236
Equity Plans	01-17-17							4,726(c)			$138,236
Equity Plans	12-29-17							25,000(d)			$713,750
Marty D. Casteel
CIP	01-01-17	$124,500	$248,500	$497,000
Equity Plans	01-17-17				2,363	4,726(b)	9.452				$138,236
Equity Plans	01-17-17							4,726(c)			$138,236
Equity Plans	12-29-17							25,000(d)			$713,750
Mark W. Funke
Equity Plan	10-30-17							40,000(e)			$1,150,000
Paul D. Kanneman
CIP	01-01-17	$51,000	$102,000	$204,000
Equity Plans	01-10-17							12,000(f)			$366,900
Equity Plans	01-17-17				1,061	2,122(b)	4,244				$62,069
Equity Plans	01-17-17							2,122(c)			$62,069
Equity Plans	12-29-17							4,000(d)			$114,200

(a)
The stock awards in these columns represent the indicated percentage of the total stock awards made by the Company during 2017: Mr. Makris 1.6%, Mr. Fehlman 3.5%, Mr. Casteel 3.5%, Mr. Funke 4.7%, and Mr. Kanneman 2.1%.

(b)
This award is a performance share unit (“PSU”) under the SFNC 2015 Incentive Plan. The performance metric applicable to this grant is core earnings per share during 2019 and total shareholder return during the three-year performance period. The shares earned, if any, will be issued promptly after the Compensation Committee verifies the performance criteria.

(c)
This RSU award vests in three equal annual installments on January 17, 2018, 2019 and 2020.

(d)
This RSU award vested upon grant and was based upon the successful merger and acquisition activity during 2017.

(e)
This RSU award vested over four years: 5,000 share on first anniversary of grant; 10,000 shares on each of the second and third anniversaries and 15,000 on the fourth anniversary.

(f)
This RSU award vests in three equal annual installments on January 10, 2018, 2019 and 2020.

OPTION EXERCISES AND STOCK VESTED IN 2017
The following table provides information concerning exercises of stock options, stock appreciation rights and similar instruments and vesting of stock, including restricted stock and similar instruments, which were granted in prior years but were exercised or vested during 2017 for each of the named executive officers on an aggregated basis. The table reports the number of securities for which options were exercised; the aggregate dollar value realized upon exercise of options; the number of shares of stock that vested; and the aggregate dollar value realized upon vesting of stock.
OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(a) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(b) ($)
George A. Makris, Jr.	0	$0	20,278	$587,279
Robert A. Fehlman	0	$0	37,562	$1,079,401
Marty D. Casteel	2,400	$31,133	37,574	$1,079,754
Mark W. Funke	0	$0	0	$0
Paul D. Kanneman	0	$0	4,000	$114,200

(a)
The Value Realized on Exercise is computed using the difference between the closing market price upon the date of exercise and the option price.

(b)
The Value Realized on Vesting is computed using the closing market price upon the date of vesting.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2017
The following table provides information concerning unexercised options and restricted stock that has not vested for each named executive officer outstanding as of the end of 2017. Each outstanding award is represented by a separate row which indicates the number of securities underlying the award, including awards that have been transferred other than for value (if any).
For option awards, the table discloses the exercise price and the expiration date. For stock awards, the table provides the total number of shares of stock that have not vested and the aggregate market value of shares of stock that have not vested. The market value of stock awards was computed by multiplying the closing market price of the Company’s stock at the end of 2017, $28.55, by the number of shares.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units That Have Not Vested ($)
George A. Makris, Jr.	21,420	0	$20.285	12-31-24
	16,960	8,480(a)	$22.20	03-25-25
	104,580	0	$22.75	08-09-25
	9,096	18,194(b)	$23.51	01-19-26
					4,000(c)	$114,200
					3,652(d)	$104,265
					1,628(a)	$46,479
					5,240(b)	$149,602
					13,624(e)	$388,965
							15,710(f)	$448,521
							13,624(g)	$388,965
Robert A. Fehlman	8,760	0	$15.155	05-29-18
	8,680	0	$20.285	12-31-24
	10,180	2,545(b)	$22.200	03-25-25
	42,410	0	$22.750	08-09-25
	3,270	6,540(c)	$23.510	01-19-26
					800(h)	$22,840
					1,022(i)	$29,178
					2,000(c)	$57,100
					2,060(d)	$58,813
					978(a)	$27,922
					1,886(b)	$53,845
					4,726(j)	$134,927
							5,650(f)	$161,308
							4,726(g)	$134,927
Marty D. Casteel	8,420	0	$15.155	05-29-18
	8,680	0	$20.285	12-31-24
	10,180	5,090(b)	$22.200	03-25-25
	42,410	0	$22.750	08-09-25
	3,270	6,540(c)	$23.510	01-19-26
					800(h)	$22,840
					984(i)	$28,093
					2,000(c)	$57,100
					2,160(d)	$61,668
					978(a)	$27,922
					1,886(b)	$53,845
					4,726(j)	$134,927
							5,650(f)	$161,308
							4,726(g)	$134,927
Mark W. Funke					40,000(k)	$1,142,000
Paul D. Kanneman					12,000(l)	$342,600
					2,122(m)	$60,583
							2,122(g)	$60,583

(a)
This remainder of this award vests on March 25, 2018.

(b)
These remainder of this award vests in two equal installments on January 19 in each of the years 2018 and 2019.

(c)
These restricted shares vest in two equal installments on January 27 in each of the years 2018 and 2019.

(d)
These restricted shares vest in two equal installments on February 24 in each of the years 2018 and 2019.

(e)
These restricted shares vest in three installments (4,540 shares, 4,542 shares and 4,542 shares) on January 18 in years 2018 – 2020.

(f)
These PSUs were issued under the SFNC 2015 Incentive Plan with a performance period ending on December 31, 2018. The target number of shares which may vest under the award is shown in the table.

(g)
These PSUs were issued under the SFNC 2015 Incentive Plan with a performance period ending on December 31, 2019. The target number of shares which may vest under the award is shown in the table.

(h)
These restricted shares vest on January 2, 2018.

(i)
These restricted shares vest on February 25, 2018.

(j)
These restricted shares vest in three annual installments (1,574 shares, 1,576 shares and 1,576 shares) on January 17 in years 2018 – 2020.

(k)
These RSUs vest in four annual installments (5,000 shares, 10,000 shares, 10,000 shares and 15,000 shares) on October 30 of the years 2018 – 2021.

(l)
These restricted shares vest in three equal installments on January 10 in each of the years 2018 – 2020.

(m)
These restricted shares vest in three annual installments (706 shares, 708 shares and 708 shares) on January 17 in years 2018 – 2020.

2017 PENSION BENEFITS TABLE
The following table provides information with respect to certain agreements that provide for payments or other benefits at, following or in connection with retirement. This includes tax-qualified defined benefit plans and supplemental executive defined benefit retirement plans but does not include defined contribution plans (whether tax qualified or not). The Company provides supplemental executive defined benefit retirement agreements for George A. Makris, Jr., Robert A. Fehlman and Marty D. Casteel. The Present Value of the Accumulated Benefit reflects the actuarial present value of the named executive officer’s accumulated benefit under the agreements, computed as of December 31, 2017. In making such calculations, it was assumed that the retirement age will be the normal retirement age as defined in the agreement or if not so defined, the earliest time at which a participant may retire under the plan without any benefit reduction due to age.
Makris Agreement
The supplemental executive defined benefit retirement agreement for George A. Makris, Jr. was established in 2013 and is designed to work with the other retirement arrangements of the Company, on an aggregated basis with Social Security benefits, to provide a targeted level of benefits for Mr. Makris. The Makris Agreement requires Mr. Makris to remain in the employ of the Company until he attains age 65 to be eligible to receive benefits under the agreement, provided that in the event of a change in control the benefits are fully vested. The Makris Agreement provides a benefit upon normal retirement at age 65, or upon death or disability prior to age 65, a monthly sum equal to $8,333.33. The benefit payments begin on the first day of the seventh month following retirement, death or disability and continue for 120 consecutive months.
Fehlman Agreement
The supplemental executive defined benefit retirement agreement for Robert A. Fehlman was established in 2010 and amended in 2017. The plan is designed to work with the other retirement arrangements of the Company, on an aggregated basis with Social Security benefits, to provide a targeted level of benefits for Mr. Fehlman. The Fehlman Agreement requires Mr. Fehlman to remain in the employ of the Company until he attains age 60 to be eligible to receive benefits under the agreement, provided that in the event of a change in control the benefits are fully vested. The Fehlman Agreement provides a benefit upon normal retirement at age 60, or upon death or disability prior to age 60, a monthly sum equal to one twelfth (1∕12) of thirty percent (30%) of the final average compensation (the average compensation paid to him by the Company for the most recent five consecutive calendar years). The benefit payments begin on the first day of the seventh month following retirement, death or disability and continue for 180 consecutive months. Compensation for purposes of the Fehlman Agreement includes salary, bonus and short-term incentive compensation programs (CIP), but excludes equity compensation plans (stock options, RSAs, RSUs and PSUs) and long-term incentive compensation programs.
Casteel Plan
The supplemental executive defined benefit retirement agreement for Marty D. Casteel was established in 2010 and is designed to work with the other retirement arrangements of the Company, on an aggregated basis with Social Security benefits, to provide a targeted level of benefits for Mr. Casteel. The Casteel Agreement requires Mr. Casteel to remain in the employ of the Company until he attains age 67 to be eligible to receive benefits under the agreement, provided that in the event of a change in control the benefits are fully vested. The Casteel Plan provides a benefit upon normal retirement at age 67, or upon death or disability prior to age 67, a monthly sum equal to $6,250. The benefit payments begin on the first day of the seventh month following retirement, death or disability and continue for 120 consecutive months.
PENSION BENEFITS
Name	Plan Name	Number of Years Credited Service (#)	Present Value of the Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
George A. Makris, Jr.	Makris Plan	(a)	$432,661	$0
Robert A. Fehlman	Fehlman Plan	(a)	$614,613	$0
Marty D. Casteel	Casteel Plan	(a)	$607,596	$0

(a)
The benefits under the Makris Plan, Fehlman Plan, or Casteel Plan are not dependent upon the credited years of service. Except for disability, death or a change in control, continuous service until the normal retirement at age (60) under the Fehlman Plan, age (65) under the Makris Plan and age (67) under the Casteel Plan is required.

NONQUALIFIED DEFERRED COMPENSATION
The Company maintains the Simmons First National Corporation Nonqualified Deferred Compensation Plan (“NQDC Plan”), as a non-qualified deferred compensation plan. The NQDC Plan is an excess contribution plan primarily open to Executive Officers and other highly compensated individuals whose compensation exceeds the annual tax code limit on compensation that can be taken into account for purposes of contributions to the Company’s 401(k) Plan. Under the NQDC Plan, participants may make contributions of up to 90 percent of base salary, bonus, commissions and cash incentive pay (“Plan Compensation”) on a nonqualified basis. The Company’s contribution under the plan is limited to four percent (4%) of Plan Compensation, provided the Executive Officer has elected a deferral rate on base salary of at least five percent (5%) for the year. Of the named executive officers, only Messrs. Makris and Fehlman participated in the NQDC Plan during 2017.
The NQDC Plan provides for discretionary non-elective Company contributions to the accounts of the participants at the discretion of the Company. For 2017, a discretionary contribution has been made at a formula rate of 2.24% of Plan Compensation reduced by the amount of the discretionary contribution to the 401(k) Plan based upon the same formula rate. The discretionary contribution was made on February 26, 2018 and is not reflected in the Aggregate Balance in the table below. See footnote 2 to the table below.
The assets of the NQDC Plan are held in an irrevocable trust. The participants are allowed to self-direct the investment of their account among the same investment options offered under the Simmons First National Corporation 401(k) Plan. The earnings on the investments in the NQDC Plan do not constitute above market or preferential earnings which would require us to report earnings in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table.
Benefits under the NQDC Plan are fully vested at all times and are payable only upon separation from service according to the 409A compliant annual distribution election made by the Executive Officer prior to the plan year.
The following table sets forth the participant contributions, Company contributions and the aggregate earnings, withdrawals and balances during 2017 for the named executive officers under the nonqualified deferred compensation plan maintained by the Company:
NONQUALIFIED DEFERRED COMPENSATION
Name	Executive Contributions in 2017 ($)	Company Contributions in 2017(1) ($)	Aggregate Earnings in 2016 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2017(2) ($)
George A. Makris, Jr.	$32,280	$36,294	$2,583	$0	$34,864
Robert A. Fehlman	$20,886	$14,074	$225	$0	$21,111
Marty D. Casteel	$0	$0	$0	$0	$0
Mark Funke	$0	$0	$0	$0	$0
Paul D. Kanneman	$0	$0	$0	$0	$0

(1)
Messrs. Makris and Fehlman were entitled to discretionary contributions for 2017 in the amounts of $22,257 and $7,881, respectively, that were earned for 2017 but not paid to their accounts until February 26, 2018.

(2)
If the discretionary contribution had been paid in 2017, the aggregate account balances for Messrs. Makris and Fehlman would have been $57,121 and $28,992, respectively.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The following table summarizes the estimated payments to be made under each contract, agreement, plan or arrangement which provides for payments to a named executive officer at, following or in connection with any termination of employment, including by resignation, retirement or a constructive termination of a named executive officer, or a change in control or a change in the named executive officer’s responsibilities. However, in accordance with SEC regulations, no amounts to be provided to a named executive officer under any arrangement which does not discriminate in scope, terms or operation in favor of the executive officers and which are available generally to all salaried employees are reported.
For the purpose of the quantitative disclosure in the following table, and in accordance with SEC regulations, the termination is assumed to have taken place on the last business day of the Company’s most recently completed fiscal year, and the price per share of the common stock is the closing market price as of that date — $28.55.
Cash Payments.   None of the named executive officers presently has an employment agreement which guarantees him employment for any period of time. Therefore, any post-termination payments of salary or severance to any named executive officer would be provided only if offered under the Company’s broad-based severance plan in the event of a reduction in force or other termination by the Company without cause or pursuant to a Change in Control Agreement (“CIC Agreement”).
The Company has entered into CIC Agreements with certain executives of the Company and the subsidiary bank pursuant to which the Company would pay certain salary benefits. As of December 31, 2017, the Company had CIC Agreements with Messrs. Makris, Fehlman, Casteel, Funke and Kanneman. The Company would make such payments only upon a change in control, and if the Company terminates an executive without “Cause” within twenty-four months of a CIC or the executive resigns within six months after a “Trigger Event.” The Company will pay an amount up to three times, in the case of Mr. Makris and two times for all other named executive officers, the sum of  (1) highest annual base salary for the previous twelve months and (2) the greater of the projected target annual incentive to be paid under the CIP for the current year, or the average CIP bonus paid to the executive over the preceding two years. The termination compensation is payable in cash within 30 business days following the termination, unless the participant is a Specified Employee, as defined in Section 409A of the Internal Revenue Code, in which case the termination compensation shall be payable on the first day of the seventh month after termination.
The CIC Agreements for Messrs. Fehlman and Casteel will also provide the executive with continuing coverage under the Company’s medical, dental, life insurance and long-term disability plans for three years following the change in control date. Additionally, if the executive is over 55 years of age, the CIC Agreement allows the executive, at his election, to continue medical, dental and life insurance coverage after the initial three-year period, at the executive’s cost, if the executive is not then eligible to be covered by a similar program maintained by the current employer of the executive or the executive’s spouse. Finally, the CIC Agreements, in the case of Messrs. Fehlman and Casteel, require the Company to make a tax “gross-up” payment in the event any of the foregoing benefits subject the executive to the excise tax on excess parachute payments as determined under Sections 280G and 4999 of the Internal Revenue Code. Please also refer to the discussion of the CIC Agreements above at “Compensation Discussion and Analysis.”
Accelerated Vesting of Incentives.   The Company has provided and continues to provide equity and non-equity incentives to the named executive officers through the Company’s Executive Stock Incentive Plans and 2015 Incentive Plan (collectively “Stock Plans”) and the EIP. Please also refer to the discussion of equity and non-equity incentives above at “Compensation Discussion and Analysis.”
Equity Incentives — Stock Options.   Unvested stock options vest upon the named executive officer’s death or disability or upon the officer’s involuntary termination of service within one year after a change in control. Further, unvested stock options vest upon the retirement of a named executive officer after age 65 or after age 62 with ten years of service. Upon any other termination, the executive forfeits his unvested stock options, unless the Compensation Committee takes specific action to vest some or all of the unvested options. The value of accelerated options was calculated by multiplying the number of shares times the difference between the closing price of the common stock on the last business day of 2017 and the exercise price of the options. Please refer to the discussions above at “Compensation Discussion and Analysis” for more information about stock options.
Equity Incentives — Restricted Stock Awards.   Unvested RSAs vest upon a change in control. Upon the retirement, death or disability of a named executive officer, the Compensation Committee has discretion to accelerate the vesting of unvested RSAs. Upon any termination, including the retirement, death or disability, the named executive officer forfeits his unvested RSAs, unless the Compensation Committee takes specific action to vest some or all of the unvested stock. Accordingly, the table below reflects the accelerated vesting of this stock upon a change in control. An executive forfeits all undistributed shares upon the termination of the executive’s employment for all other reasons.
Equity Incentives — Restricted Stock Units.   Unvested RSUs vest upon a change in control if within one year thereafter the named executive officer is involuntarily terminated. Upon the retirement, death or disability of a named executive officer, the vesting of unvested RSUs is accelerated to the date of such event. Further, unvested RSUs will vest if within one year after a change in control, the named executive officer is involuntarily terminated. Upon any other termination, the named executive officer forfeits his unvested RSUs, unless the Compensation Committee takes specific action to vest some or all of the unvested stock. Accordingly, the table below reflects the accelerated vesting of this stock upon retirement, death or disability of the named executive officer a change in control.
Equity Incentives — Performance Share Units.   Unvested PSUs vest upon the named executive officer’s death or disability. Upon a change in control, unvested PSUs vest if the change in control occurs after nine months have elapsed in the performance period, otherwise the unvested PSUs are terminated. Further, unvested PSUs vest pro rata based on the period employment during the performance period upon the retirement of a named executive officer after age 65 or after age 62 with ten years of service. Upon any other termination, the executive forfeits his unvested PSUs, unless the Compensation Committee takes specific action to vest some or all of the unvested PSUs. Accordingly, the table below reflects the accelerated vesting of the PSUs upon the named executive officer’s qualified retirement, death or disability or upon a change in control in compliance with the rules set forth above. An executive forfeits all undistributed PSUs upon the termination of the executive’s employment for all other reasons.
Non-Equity Incentives — CIP.   Upon a change in control, the CIP benefit will be payable on a pro-rata basis based on the target level benefit. For purposes of the disclosure in the table below, SEC regulations require that such change in control be assumed to occur on the last day of the Company’s most recently completed fiscal year. That date coincides with the last date of the performance period under CIP for 2017. As a result of such assumption, the Company could make a full payment under the terms of CIP based on the achievement of CIP goals for the year ending December 31, 2017, and such amounts would not be increased or enhanced as the result of the executive’s termination or the change in control. Such amounts are reported in the Summary Compensation Table.
Retirement Arrangements — Makris Agreement, Fehlman Agreement, and Casteel Agreement.   Upon a change in control, the sole participant under each of the Makris Agreement, Fehlman Agreement and Casteel Agreement, Messrs. Makris, Fehlman and Casteel, respectively, will become fully vested in the benefits under such agreement. Payment of the benefits would commence on the first day of the seventh calendar month following his termination of services to the Company. In the absence of a change in control, upon the death or disability of the participant or his retirement at or after age 60 for Mr. Fehlman, age 65 for Mr. Makris and age 67 for Mr. Casteel, each participant’s benefits under the respective plans will become fully vested and will become payable commencing on the first day of the seventh month after such event. In the event of the termination of the participant’s employment under any other conditions prior to his attaining age 60 for Mr. Fehlman, age 65 for Mr. Makris and age 67 for Mr. Casteel, all benefits under the respective plans are forfeited. For purposes of the disclosure in the table below, SEC regulations require that such change in control be assumed to occur on the last day of the most recently completed fiscal year. As a result of such assumption, each participant would become fully vested in the benefits under his plan.
Miscellaneous Benefits.   Under the CIC Agreements, which are discussed above at “Compensation Discussion and Analysis,” the Company is obligated to pay certain other benefits. This includes continuation of medical, dental, life and long-term disability insurance coverage for three years from the date of the change in control and certain tax gross-up payments. The conditions to the Company’s obligations under the CIC Agreements are discussed above. Except for the benefits payable under the CIC Agreements, the Company has no obligation to continue any other perquisites after a named executive officer’s employment terminates.
Executive Benefits and Payments upon Termination	Retirement	Involuntary Not for Cause Termination		Change in Control Trigger Event Termination	Death or Disability
George A. Makris, Jr.,
Cash compensation programs	$0	$		$3,752,004(a)	$0
Accelerated Vesting of Incentives(b)	$1,331,882		$0	$1,331,882	$1,331,882
Retirement Plans(c)	$0		$0	$857,773	$857,773
Other Benefits(j)	$0		$0	$0	$0
Robert A. Fehlman
Cash compensation programs	$0		$0	$1,231,534(d)	$0
Accelerated Vesting of Incentives(b)	$585,942		$0	$585,942	$585,942
Retirement Plans(e)	$0		$0	$1,901,881	$1,901,881
Other Benefits and Tax Gross-Up(f)	$0		$0	$1,365,235(g)	$0
Marty D. Casteel
Cash compensation programs	$0		$0	$1,231,534(d)	$0
Accelerated Vesting of Incentives(b)	$564,872		$0	$564,872	$564,872
Retirement Plans(h)	$0		$0	$643,330	$643,330
Other Benefits and Tax Gross-Up(f)	$0		$0	$27,837(i)	$0

Executive Benefits and Payments upon Termination	Retirement	Involuntary Not for Cause Termination	Change in Control Trigger Event Termination	Death or Disability
Mark W. Funke
Cash compensation programs	$0	$0	$930,000(d)	$0
Accelerated Vesting of Incentives(b)	$1,142,000	$0	$1,142,000	$1,142,000
Retirement Plans	$0	$0	$0	$0
Other Benefits(j)	$0	$0	$0	$0
Paul D. Kanneman
Cash compensation programs	$0	$0	$691,458(d)	$0
Accelerated Vesting of Incentives(b)	$414,715	$0	$414,715	$414,715
Retirement Plans	$0	$0	$0	$0
Other Benefits(j)	$0	$0	$0	$0

(a)
Under the Change in Control Agreements (“CIC”) between certain named executive officers and the Company, upon the occurrence of a change in control, severance cash payments will consist of three times the sum of the following items: (1) the highest annual base salary for the previous twelve months and (2) the greater of the projected target annual incentive to be paid under the CIP for the current year, or the average CIP bonus paid to the executive over the prior two years.

(b)
The payment due the named executive officer due to certain termination triggers, related to the Company’s equity compensation plans is made based on the specific terms and conditions associated with each plan. These amounts are attributable to the vesting of unvested restricted stock and stock options, as of December 31, 2016.

(c)
Mr. Makris’ benefit under the Makris Plan does not vest until he attains age 65, however he becomes fully vested upon his death, disability or a change in control. The monthly benefit would commence on the seventh month after his termination of service. The information related to the Makris Plan is also disclosed in the Pension Benefits Table. The value disclosed is the present value of Mr. Makris’ benefit, as of December 31, 2016.

(d)
Under the Change in Control Agreements (“CIC”) between certain named executive officers and the Company, upon the occurrence of a change in control, severance cash payments will consist of two times the sum of the following items: (1) the highest annual base salary for the previous twelve months and (2) the greater of the projected target annual incentive to be paid under the CIP for the current year, or the average CIP bonus paid to the executive over the prior two years.

(e)
Mr. Fehlman’s benefit under the Fehlman Plan does not vest until he attains age 60; however, he becomes fully vested upon his death, disability or a change in control. The monthly benefit would commence on the seventh month after his termination of service. The information related to the Fehlman Plan is also disclosed in the Pension Benefits Table. The value disclosed is the present value of his benefit, as of December 31, 2016.

(f)
The named executive officer is not receiving any enhanced payments regarding the Other Benefits as a result of the termination trigger. The amounts related to Other Benefits include the costs associated with continued participation in the Company’s health and welfare benefit plans for a period of 36 months under the applicable CIC Agreement. The amount related to the tax gross-up is a reimbursement for certain taxes that would be applicable to the payments and accelerated benefits occurring upon a change in control.

(g)
Upon a change in control, Mr. Fehlman would receive a monthly benefit of  $997.04 for the next 36 months for purposes of continued health and welfare benefits under the CIC and a tax gross-up payment of  $1,329,342.

(h)
Mr. Casteel’s benefit under the Casteel Plan does not vest until he attains age 67, however he becomes fully vested upon his death, disability or a change in control. The monthly benefit would commence on the seventh month after his termination of service. The information related to the Casteel Plan is also disclosed in the Pension Benefits Table. The value disclosed is the present value of his benefit, as of December 31, 2016.

(i)
Upon a change in control, Mr. Casteel would receive a monthly benefit of  $773.26 for the next 36 months for purposes of continued health and welfare benefits.

(j)
The named executive officer is not receiving any enhanced payments regarding the Other Benefits as a result of the termination trigger. The amounts related to Other Benefits include the costs associated with continued participation in the Company’s health and welfare benefit plans for a period of 36 months under the applicable CIC Agreement.

CEO Pay Ratio
As required by Item 402(u) of Regulation S-K, we are providing the following information:
For fiscal 2017, our last completed fiscal year:
•
The median of the annual total compensation of all employees of our company (other than Mr. Makris), was $45,834; and

•
The annual total compensation of Mr. Makris, our Chairman & CEO, was $2,293,835.

Based on this information, the ratio for 2017 of the annual total compensation of our Chairman & CEO to the median of the annual total compensation of all employees is 50 to 1.
We completed the following steps to identify the median of the annual total compensation of all our employees and to determine the annual total compensation of our median employee and CEO:
•
As of December 31, 2017, our employee population consisted of approximately 1,961 individuals, including full-time, part-time, temporary, and seasonal employees employed on that date. Excluded from this total were approximately 675 employees that joined our company during 2017 as a result of the acquisition of Southwest Bancorp, Inc., First Texas BHC, Inc., and Heartland Bank.

•
To find the median of the annual total compensation of all our employees (other than our CEO), we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for fiscal 2017. In making this determination, we annualized the compensation of full-time and part-time permanent employees who were employed on December 31, 2017, but did not work for us the entire year. No full-time equivalent adjustments were made for part time employees.

•
We identified our median employee using this compensation measure and methodology, which was consistently applied to all our employees included in the calculation.

•
After identifying the median employee, we added together all of the elements of such employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of  $45,834.

With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2017 Summary Compensation Table.
DIRECTOR COMPENSATION
The following table provides information with respect to the compensation of Directors of the Company during 2017, the most recently completed fiscal year.
The Company maintains an equity compensation plan for its outside directors. In accordance with SEC regulations, outright grants of stock are valued in accordance with the terms of the plan and consistent with Accounting Standards Codification Topic 718, Compensation — Stock Compensation, at the closing price of the stock on the date of grant. The Company discloses such expense ratably over the vesting period; however, since the stock is fully vested upon grant, all of the expense related to the stock grants is disclosed in the table below.
All Directors received an annual retainer of  $40,000, payable in immediately vested SFNC Restricted Stock Units. The RSUs were issued on May 9, 2017 and valued at the closing price of SFNC on that date, $27.225. The Lead Director received additional compensation in the amount of  $20,000 for performing the duties of that position which was also payable as immediately vested SFNC RSUs.

Directors serving on committees receive an annual retainer for service on the committee as set forth in the table below. For any director appointed to a committee during the year, the retainer is prorated based upon the remaining period of service. Committee chairmen receive a stipend in addition to their committee retainer due to their increased responsibilities.
Committee	Member Retainer	Chairman Stipend
Audit	$10,000	$20,000
Compensation	$10,000	$10,000
Executive	$5,000	$5,000
Nominating & Corporate Governance	$5,000	$5,000
Risk	$10,000	$20,000
The Company maintains a voluntary deferred compensation plan in which non-employee directors may defer receipt of any part or all of their respective directors’ fees, including retainer fees, meeting fees and committee fees. The director must elect to participate in the plan prior to the calendar year for which the deferral will be applicable. Upon election, a director must elect the form of payment (lump sum or annual installments over two to five years) and the date of payment (attainment of a specified age or cessation of serving as a director of the Company). The sums deferred under the plan are credited to an account for the director along with earnings on the deferred sum at an interest rate equal to the yield on the ten-year U.S. Treasury bond, computed quarterly. The table below summarizes the compensation the Company paid the Directors during 2017.
DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(a)	Total ($)(b)
Jay D. Burchfield	$0	$92,027	$92,027
William E. Clark, II	$37,000	$40,021	$77,021
Steven A. Cossé	$40,500	$72,038	$112,538
Mark C. Doramus	$0	$102,035	$102,035
Edward Drilling	$32,000	$40,021	$72,021
Eugene Hunt	$34,000	$40,021	$74,021
Jerry Hunter	$35,333	$40,021	$75,354
Chris R. Kirkland	$47,000	$40,021	$87,021
Susan Lanigan	$0	$45,535	$45,535
George A. Makris, Jr.(c)	$0	$0	$8,186
W. Scott McGeorge	$52,000	$40,021	$92,021
Tom Purvis	$0	$20,052	$20,052
Robert L. Shoptaw	$0	$112,043	$112,043
Russel Teubner	$0	$20,052	$20,052
Mindy West	$35,333	$40,021	$75,354

(a)
The annual SFNC Board retainer is computed over the twelve-month period (May 1 – April 30) was paid on May 9, 2017, consisting of 1,470 shares valued at the closing market price on that date, $27.225. The other retainer payments are payable quarterly computed on a calendar year basis, with the first instalment payable in January and subsequent quarterly installments were payable on the first business day of each subsequent quarter (July 3, October 2, and January 2). At the election of each director, some or all of the other retainers may be paid in SFNC shares with such shares valued in January (at the conclusion of the election process). The first quarterly installment vests immediately and the remaining quarterly instalments vest on the payment dates. The grant date fair value calculated in accordance with Accounting Standards Codification Topic 718, Compensation — Stock Compensation, are reported in this column. Please refer to footnote 13 to the Company’s financial statements for a discussion of the assumptions related to the calculation of such value.
(b)
Included in the Total are fees for service on the board and board committees of Simmons Bank for the directors in the amounts listed below:

Director	SB Board	SB Committees	SB Total
Burchfield	$12,000	$0	$12,000
Clark	$12,000	$25,000	$37,000
Cossé	$12,000	$500	$12,500
Doramus	$12,000	$0	$12,000
Drilling	$12,000	$0	$12,000
Hunt	$12,000	$2,000	$14,000
Hunter	$12,000	$0	$12,000
Kirkland	$12,000	$25,000	$37,000
McGeorge	$12,000	$0	$12,000
Shoptaw	$12,000	$0	$12,000
West	$12,000	$0	$12,000
(c)
Prior to becoming an executive officer of the Company in 2013, Mr. Makris, as a director, elected to participate in the director’s deferred compensation plan and deferred certain director’s fees earned in previous years. In accordance with the terms of the director’s deferred compensation plan the deferred fees earn interest at a market rate. For 2017, Mr. Makris earned $8,186 on his deferred director’s fees under the directors deferred compensation plan. Since 2013 while Mr. Makris is an executive officer of the Company, he will not receive director’s fees or otherwise participate in the director compensation programs set forth above, except that his deferred director’s fees from prior years will continue to earn interest as provided in the director’s deferred compensation plan. Mr. Makris compensation as Chairman and Chief Executive Officer of the Company is disclosed in the preceding discussion concerning Executive Compensation.

AUDIT COMMITTEE
During 2017, the Audit Committee was composed of Robert L. Shoptaw (Chairman), Jay D. Burchfield, Edward Drilling, Eugene Hunt, Chris Kirkland, Scott McGeorge, and Mindy West.
This committee provides assistance to the Board in fulfilling its responsibilities concerning accounting and reporting practices, by regularly reviewing the adequacy of the internal and external auditors, the disclosure of the financial affairs of the Company and its subsidiaries and the control systems of management and internal accounting controls. The Audit Committee has adopted a charter, which is available for review in the Investor Relations portion of the Company’s web site: www.simmonsbank.com. This committee met nine times in 2017.
Each of the listed committee members were independent as defined in Rule 5605 of the NASDAQ listing requirements when serving on the committee. The Board has determined that Messrs. Shoptaw, Burchfield, and Kirkland, along with Mrs. West, satisfy the requirements of  “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K promulgated by the Securities and Exchange Commission and the independence standards applicable to audit committee financial experts as set forth in Reg. S-K of the Securities and Exchange Commission. The Board has designated each of them as an “audit committee financial expert.” Further, the Board has determined that Mrs. West and Messrs. Shoptaw, Burchfield, and Kirkland each satisfy the requirements as a financially sophisticated audit committee member as set forth in Rule 5605(c) of the NASDAQ Listing requirements.
The Company is required to obtain pre-approval by the Audit Committee for all audit and permissible non-audit services obtained from the independent auditors. All services obtained from the independent auditors during 2017, whether audit services or permitted non-audit services, were pre-approved by the

Audit Committee. The Audit Committee has not adopted any additional pre-approval policies and procedures, but consistent with its charter, it may do so in the future.
The Audit Committee issued the following report concerning its activities related to the Company for the previous year:
The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2017, with management.
The Audit Committee has discussed with BKD, LLP (“BKD”), its independent auditors, the matters required to be discussed by the Auditing Standard No. 1301, as adopted by the Public Company Accounting Oversight Board in PCAOB Release 2012-004;
The Audit Committee has received the written disclosures and the letter from independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent accountants the independent accountants’ independence; and
Based upon the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.
In its analysis of the independence of BKD, the Audit Committee considered whether the non-audit related professional services rendered by BKD to the Company were compatible with maintaining the principal accountant’s independence.
AUDIT COMMITTEE
Robert L. Shoptaw, Chairman	Jay D. Burchfield	Steve Cosse	Mindy West
Edward Drilling	Eugene Hunt	W. Scott McGeorge
PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Compensation Committee and the Board are committed to excellence in governance and are aware of the significant interest in executive compensation matters by investors and the general public.
The Company has designed its executive compensation program to attract, motivate, reward and retain the management talent required to achieve our corporate objectives and enhance shareholder value. We believe that our compensation policies and procedures are centered on pay-for-performance principles and are strongly aligned with the long-term interests of our shareholders.
The Company is presenting the following proposal, which gives you as a shareholder the opportunity to approve or disapprove our pay program for named executive officers by voting for or against the resolution set forth below (“say-on-pay” vote). While the vote on the resolution is advisory in nature and will not bind the Company to take any particular action, the Compensation Committee and the Board intend to carefully consider the shareholder vote resulting from the proposal in making future decisions regarding the Company’s compensation program.
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion, is hereby APPROVED.”
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL 3.

PROPOSAL 4 — TO RATIFY SELECTION OF
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
The Audit Committee of the Board re-selected the accounting firm of BKD, LLP as independent auditors of Simmons First National Corporation and its subsidiaries for the fiscal year ending December 31, 2018, subject to a formal acceptance of an engagement letter from BKD, LLP, and seeks ratification of the selection by the Company’s shareholders.
Audit Fees
The aggregate fees billed to the Company for professional services rendered by BKD for the audit of the Company’s annual financial statements for the year ended December 31, 2017, and the reviews of the financial statements included in the Company’s Form 10-Q’s for 2017 were $892,289. The aggregate fees billed to the Company by BKD for such services in 2016 were $781,500.
Audit Related Fees
The aggregate fees billed to the Company for professional services rendered by BKD for the audit related fees during 2017 were $259,821. The aggregate fees billed to the Company by BKD for such services in 2016 were $115,511. These services are primarily for the audit services provided in connection with acquisitions, audits of employee benefit plans and audit of the investment company.
Tax Fees
The aggregate fees billed to the Company for professional services rendered by BKD for tax services and preparation of tax returns during 2017 were $11,400. The aggregate fees billed to the Company by BKD for such services in 2016 were $11,100.
All Other Fees
There were no fees billed to the Company by BKD during 2017 or 2016 for services other than those set forth above.
Shareholder ratification of the Audit Committee’s selection of BKD as our independent auditors for the year ending December 31, 2018, is not required by our By-laws or otherwise. Nonetheless, the Board has elected to submit the selection of BKD to our shareholders for ratification. If a quorum is present, approval of this proposal requires the affirmative vote of a majority of the shares of our common stock represented and entitled to vote at the annual meeting. If the selection of BKD as our independent auditors for the year ending December 31, 2018, is not ratified, the matter will be referred to the Audit Committee for further review.
Representatives of BKD are expected to be at the annual meeting, will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE SELECTION OF BKD AS OUR INDEPENDENT AUDITORS FOR 2018.
PROPOSAL 5 — TO INCREASE THE NUMBER OF AUTHORIZED SHARES
OF THE CLASS A COMMON STOCK OF THE CORPORATION
The Company’s board of directors has determined that it is advisable, and has voted unanimously to recommend, that an amendment to the Articles of Incorporation be adopted to increase the number of authorized shares of Class A Common Stock (“Common Stock”) of the Company, as listed in Article Fourth, from 120,000,000 to 175,000,000 shares.
This proposal is to authorize additional shares of the Common Stock. Any additional authorized shares will be identical to the shares of Common Stock now authorized and outstanding, and there are no preemptive rights with respect to the shares of Common Stock.

The principal reason for the proposed amendment to increase the number of authorized shares of the Common Stock is to provide sufficient shares to enable the Company to issue additional shares, if needed, to engage in acquisitive transactions, effect future stock dividends or other general corporate purposes. As of February 14, 2018, the Company had 92,192,731 shares of Common Stock issued and outstanding.
Management believes the remaining number of authorized but unissued shares may not be sufficient for future needs of the Company. If the proposed amendment is approved by the shareholders, the additional authorized shares of Common Stock will be available for general corporate purposes, including public offerings, stock dividends and acquisitions. The Company presently has no specific plan for the issuance or use of the shares sought to be authorized by this proposal.
The proposed amendment could, under certain circumstances, have an anti-takeover effect on the Company. The availability for issuance of the additional authorized shares of common stock could deter a potential acquirer from pursuing a takeover transaction, due to the possibility of the issuance of additional shares increasing the cost of any proposed takeover transaction. Management and the Board are not aware of any proposed takeover attempt of the Company and have no present intention of utilizing the additional authorized shares as an anti-takeover measure.
The Board of Directors proposes to amend the Articles of Incorporation as set forth above and to restate the Articles of Incorporation of the Company with such amendment. If authority to amend and restate the Articles is granted by the shareholders at the Shareholders’ Meeting, management intends to file the Amended and Restated Articles of Incorporation immediately following such approval, and the Amended and Restated Articles of Incorporation will become effective upon filing with the Arkansas Secretary of State.
ADOPTION OF THIS PROPOSAL REQUIRES THE VOTES CAST IN FAVOR OF THE PROPOSAL EXCEED THE VOTES CAST OPPOSING THE PROPOSAL AT A MEETING AT WHICH A MAJORITY OF THE SHARES OF COMMON STOCK OF THE COMPANY ARE PRESENT, IN PERSON OR BY PROXY. THE BOARD OF DIRECTORS BELIEVES THAT THIS PROPOSAL IS IN THE BEST INTEREST OF ALL SHAREHOLDERS AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR ITS ADOPTION.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities and Exchange Act of 1934 and the regulations issued thereunder require directors and certain officers of any company registered under that Act to file statements on SEC Forms 3, 4, & 5 with the Securities and Exchange Commission, showing their beneficial ownership in securities issued by such company. Based upon a review of such statements by the directors and officers of the Company for the preceding fiscal year, provided to the Company by such persons, the Company has identified one late Form 4 filing for each of the following directors or officers: Jerry Hunter, Tom Purvis, and Johnny McCaleb.
FINANCIAL STATEMENTS
A copy of the annual report of the Company for 2017 on Form 10-K required to be filed with the Securities and Exchange Commission, including audited financial statements, is enclosed herewith. Such report and financial statements contained therein are not incorporated into this Proxy Statement and are not considered a part of the proxy soliciting materials, since they are not deemed material for the exercise of prudent judgment in regard to the matters to be acted upon at the meeting.
Upon written request by any shareholder addressed to Patrick A. Burrow, Secretary, Simmons First National Corporation, P. O. Box 7009, Pine Bluff, Arkansas 71611, a copy of the Company’s annual report for 2017 on Form 10-K required to be filed with the Securities and Exchange Commission, including the financial statements and schedules thereto, will be furnished without charge.
PROPOSALS FOR 2019 ANNUAL MEETING
Shareholders who intend to submit proposals pursuant to Rule 14a-8 of the Exchange Act to be presented at the Company’s 2019 Annual Meeting of Shareholders and included in the Company’s proxy statement relating to such meeting must submit such proposals to the Corporate Secretary of the Company at the Company’s principal executive offices no later than November 14, 2018. Such proposals must also comply with the additional requirements of Rule 14a-8 of the Exchange Act (or any successor rule) to be eligible for inclusion in the proxy statement for the 2019 Annual Meeting of Shareholders.
In addition, the Company’s by-laws provide that only such business (including, without limitation, the nomination of persons for election to the Board) which is properly brought before a shareholder meeting will be conducted. For business (including, without limitation, the nomination of persons for election to the Board) to be properly brought before an annual meeting of the shareholders by a shareholder, the shareholder must provide notice to the Corporate Secretary of the Company at the Company’s principal executive offices not later than 90 days nor earlier than 120 days prior to the first anniversary of the prior year’s annual meeting of the shareholders. In the event that the Company did not hold an annual meeting of the shareholders in the prior year or if the first anniversary of the prior year’s annual meeting of the shareholders is more than 30 days before or after the date of the current year’s annual meeting of the shareholders, the shareholder’s notice is timely only if it is delivered to the Secretary of the Corporation at the principal executive offices of the Company no later than the 10th day after the Company publicly announces the date of the current year’s annual meeting of the shareholders or the 90th day before the date of the current year’s annual meeting of the shareholders, whichever is later. To be in proper written form, a shareholder’s notice to the Company’s Corporate Secretary must comply with all requirements contained in the Company’s by-laws, a copy of which may be obtained upon written request to the Corporate Secretary of the Company.
Accordingly, a shareholder who intends to raise a proposal to be acted upon at the 2019 Annual Meeting of Shareholders, but who does not desire to include the same in the Company’s 2019 proxy statement, must provide written notice to the Company’s Corporate Secretary no earlier than December 20, 2018 nor later than January 19, 2019. The persons named as proxies in the Company’s proxy for the 2019 Annual Meeting of Shareholders may exercise their discretionary authority to act upon any proposal which is properly brought before a shareholder meeting, and the Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.
OTHER MATTERS
Management knows of no other matters to be brought before this annual meeting. However, if other matters should properly come before the meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their best judgment on such matters.
BY ORDER OF THE BOARD OF DIRECTORS:
Patrick A. Burrow, Secretary
Pine Bluff, Arkansas
March 14, 2018

PROXY BALLOT
SIMMONS FIRST NATIONAL CORPORATION
April 19, 2018
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
THE ANNUAL MEETING OF STOCKHOLDERS, APRIL 19, 2018
The undersigned hereby constitutes and appoints William C. Bridgforth, Robert A. Fehlman and Marty D. Casteel as Proxies, each with the power of substitution, to represent and vote as designated on this proxy ballot all of the shares of common stock of Simmons First National Corporation held of record by the undersigned on February 14, 2018, at the Annual Meeting of Shareholders to be held on April 19, 2018, and any adjournment thereof. This proxy, when properly executed, will be voted as directed. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSALS (1), (2), (3) , (4), and (5).
(1)
To fix the number of directors at fifteen (15):

☐ FOR	☐ AGAINST	☐ ABSTAIN
(2)
ELECTION OF DIRECTORS:

Jay D. Burchfield	☐ FOR	☐ WITHHOLD	Susan Lanigan	☐ FOR	☐ WITHHOLD
William E. Clark, II	☐ FOR	☐ WITHHOLD	George A. Makris, Jr.	☐ FOR	☐ WITHHOLD
Steven A. Cosse	☐ FOR	☐ WITHHOLD	W. Scott McGeorge	☐ FOR	☐ WITHHOLD
Mark C. Doramus	☐ FOR	☐ WITHHOLD	Tom E. Purvis	☐ FOR	☐ WITHHOLD
Edward Drilling	☐ FOR	☐ WITHHOLD	Robert L. Shoptaw	☐ FOR	☐ WITHHOLD
Eugene Hunt	☐ FOR	☐ WITHHOLD	Russell Teubner	☐ FOR	☐ WITHHOLD
Jerry Hunter	☐ FOR	☐ WITHHOLD	Mindy West	☐ FOR	☐ WITHHOLD
Chris R. Kirkland	☐ FOR	☐ WITHHOLD
(3)
To adopt the following non-binding resolution approving the compensation of the named executive officers of the Company:

‘‘RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and narrative discussion is hereby APPROVED.”
☐ FOR	☐ AGAINST	☐ ABSTAIN
(4)
To ratify the Audit Committee’s selection of the accounting firm of BKD, LLP as independent auditors of the Company and its subsidiaries for the year ending December 31, 2018:

☐ FOR	☐ AGAINST	☐ ABSTAIN
(5)
To amend the Articles of Incorporation of Simmons First National Corporation to increase the number of authorized shares of Class A, $0.01 par value, common stock from 120,000,000 to 175,000,000:

☐ FOR	☐ AGAINST	☐ ABSTAIN
(6)
Upon such other business as may properly come before the meeting or any adjournments thereof.

The undersigned acknowledges receipt of this ballot, Notice of Annual Meeting, Proxy Statement and Company Report.
Signature(s) of Shareholder(s)	Date
Signature(s) of Shareholder(s)	Date
IMPORTANT: Please date and sign this proxy ballot exactly as the ownership appears below. If held in joint ownership, all owners must sign this ballot. Please return promptly in the envelope provided.